                                                                     Exhibit 2
================================================================================

                      AGREEMENT AND PLAN OF REORGANIZATION

                          DATED AS OF NOVEMBER 3, 2003

                                  BY AND AMONG

                             CONEXANT SYSTEMS, INC.

                              CONCENTRIC SUB, INC.

                                       AND

                              GLOBESPANVIRATA, INC.


================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I      THE MERGER................................................      1
   SECTION 1.1    The Merger.............................................      1
   SECTION 1.2    Closing................................................      2
   SECTION 1.3    Effective Time.........................................      2
   SECTION 1.4    Effect of the Merger...................................      2
   SECTION 1.5    Conversion of GlobespanVirata Common Stock.............      2
   SECTION 1.6    Conversion of Concentric Sub Common Stock..............      3
   SECTION 1.7    Options and Warrants...................................      3
   SECTION 1.8    Certificate of Incorporation...........................      4
   SECTION 1.9    By-Laws................................................      4
   SECTION 1.10   Officers and Directors.................................      4
   SECTION 1.11   Tax Consequences.......................................      4

ARTICLE II     EXCHANGE OF SHARES........................................      5
   SECTION 2.1    Conexant to Make Shares Available......................      5
   SECTION 2.2    Exchange of Shares.....................................      5
   SECTION 2.3    Affiliates.............................................      8

ARTICLE III    REPRESENTATIONS AND WARRANTIES............................      9
   SECTION 3.1    Representations and Warranties of GlobespanVirata......      9
   SECTION 3.2    Representations and Warranties of Conexant.............     23
   SECTION 3.3    Representations and Warranties of Conexant and
                    Concentric Sub ......................................     35

ARTICLE IV     COVENANTS RELATING TO CONDUCT OF BUSINESS.................     36
   SECTION 4.1    Covenants of GlobespanVirata...........................     36
   SECTION 4.2    Covenants of Conexant and Concentric Sub...............     40
   SECTION 4.3    Governmental Filings...................................     45
   SECTION 4.4    Control of Other Party's Business......................     45

ARTICLE V      ADDITIONAL AGREEMENTS.....................................     45
   SECTION 5.1    Preparation of Proxy Statement; Stockholders Meetings..     45
   SECTION 5.2    Conexant Board of Directors and Management.............     48
   SECTION 5.3    Headquarters...........................................     49
   SECTION 5.4    Employment Agreements..................................     49
   SECTION 5.5    Fiscal Year............................................     49
   SECTION 5.6    Access to Information..................................     50
   SECTION 5.7    Reasonable Best Efforts................................     51
   SECTION 5.8    Acquisition Proposals..................................     53

   SECTION 5.9    Employee Benefits Matters..............................     56
   SECTION 5.10   Fees and Expenses......................................     57
   SECTION 5.11   Directors' and Officers' Indemnification and Insurance.     57
   SECTION 5.12   Public Announcements...................................     58
   SECTION 5.13   Accounting Matters.....................................     58
   SECTION 5.14   Listing of Shares of Conexant Common Stock.............     58
   SECTION 5.15   Affiliates.............................................     59
   SECTION 5.16   Section 16 Matters.....................................     59
   SECTION 5.17   Takeover Statutes......................................     59
   SECTION 5.18   Advice of Changes......................................     59
   SECTION 5.19   Shareholders Agreements................................     60

ARTICLE VI     CONDITIONS PRECEDENT......................................     60
   SECTION 6.1    Conditions to Each Party's Obligation to Effect the
                    Merger ..............................................     60
   SECTION 6.2    Additional Conditions to Obligations of GlobespanVirata     61
   SECTION 6.3    Additional Conditions to Obligations of Conexant.......     62

ARTICLE VII    TERMINATION AND AMENDMENT.................................     63
   SECTION 7.1    Termination............................................     63
   SECTION 7.2    Effect of Termination..................................     65
   SECTION 7.3    Amendment..............................................     67
   SECTION 7.4    Extension; Waiver......................................     67

ARTICLE VIII   GENERAL PROVISIONS........................................     68
   SECTION 8.1    Non-Survival of Representations, Warranties and
                    Agreements ..........................................     68
   SECTION 8.2    Notices................................................     68
   SECTION 8.3    Interpretation.........................................     69
   SECTION 8.4    Counterparts...........................................     69
   SECTION 8.5    Entire Agreement; No Third Party Beneficiaries.........     69
   SECTION 8.6    Governing Law..........................................     70
   SECTION 8.7    Severability...........................................     70
   SECTION 8.8    Assignment.............................................     70
   SECTION 8.9    Submission to Jurisdiction; Waivers....................     70
   SECTION 8.10   Enforcement............................................     71
   SECTION 8.11   Definitions............................................     71
   SECTION 8.12   Disclosure Schedule....................................     77

EXHIBITS

Exhibit A - Employment Agreements

Exhibit B - Form of Affiliate Agreement

Exhibit C - Form of GlobespanVirata Shareholders Agreement

Exhibit D - Form of Conexant Shareholders Agreement

                      AGREEMENT AND PLAN OF REORGANIZATION

            AGREEMENT AND PLAN OF REORGANIZATION, dated as of November 3, 2003 (this "Agreement"), by and among CONEXANT SYSTEMS, INC., a Delaware corporation ("Conexant"), CONCENTRIC SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Conexant ("Concentric Sub"), and GLOBESPANVIRATA, INC., a Delaware corporation ("GlobespanVirata").

                              W I T N E S S E T H :

            WHEREAS, the Boards of Directors of Conexant and GlobespanVirata deem it advisable and in the best interests of each corporation and its respective stockholders that Conexant and GlobespanVirata enter into a strategic merger in order to advance the long-term strategic business interests of Conexant and GlobespanVirata;

            WHEREAS, the Boards of Directors of Conexant, GlobespanVirata and Concentric Sub have determined to consummate such strategic merger by means of the business combination transaction provided for herein in which Concentric Sub will, subject to the terms and conditions set forth herein, merge with and into GlobespanVirata (the "Merger"), with GlobespanVirata being the surviving corporation (hereinafter sometimes referred to in such capacity as the "Surviving Corporation") in the Merger as a wholly-owned subsidiary of Conexant;

            WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

            WHEREAS, capitalized terms used in this Agreement will have the respective meanings set forth (i) in Section 8.11 or (ii) in the Sections of this Agreement set forth opposite such terms in Section 8.11.

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

            SECTION 1.1 The Merger. Upon the terms and conditions of this Agreement, and in accordance with the General Corporation Law of the State of

Delaware (the "DGCL"), at the Effective Time, Concentric Sub shall merge with and into GlobespanVirata. GlobespanVirata shall be the surviving corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware under the name "GlobespanVirata, Inc.". Upon consummation of the Merger, the separate corporate existence of Concentric Sub shall terminate and GlobespanVirata shall become a wholly-owned subsidiary of Conexant.

            SECTION 1.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable, but in any event within three Business Days, after the satisfaction or waiver (subject to Applicable Laws) of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing Date) set forth in Article VI, unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, New York 10112, unless another place is agreed to in writing by the parties hereto.

            SECTION 1.3 Effective Time. The Merger shall become effective as set forth in the certificate of merger (the "Certificate of Merger") that shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary") on the Closing Date. The term "Effective Time" shall mean the date and time when the Merger becomes effective, as set forth in the Certificate of Merger.

            SECTION 1.4 Effect of the Merger. At and after the Effective Time, the Merger shall have the effect set forth in the DGCL.

            SECTION 1.5 Conversion of GlobespanVirata Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Conexant, GlobespanVirata, Concentric Sub or the holders of any capital stock of Conexant, GlobespanVirata or Concentric Sub:

            (a) Subject to Section 2.2(e), each share of common stock, par value $.001 per share, of GlobespanVirata (including the associated GlobespanVirata Rights) ("GlobespanVirata Common Stock") issued and outstanding immediately prior to the Effective Time, other than shares of GlobespanVirata Common Stock held in GlobespanVirata's treasury or owned by Conexant or any Subsidiary of GlobespanVirata or Conexant, shall be converted into the right to receive 1.198 (the "Exchange Ratio") shares of common stock, par value $.01 per share, of Conexant (including the associated Conexant Rights) ("Conexant Common Stock").

            (b) All shares of GlobespanVirata Common Stock converted into the right to receive Conexant Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of GlobespanVirata Common Stock (a "Certificate") shall thereafter represent only the right to receive (i) a certificate (or book-entry credit) representing the number of whole shares of Conexant Common Stock and (ii) cash in lieu of fractional shares of Conexant Common Stock into which the shares of GlobespanVirata Common Stock formerly represented by such Certificate have been converted pursuant to this Section 1.5 and Section 2.2(e). Certificates shall be exchanged for certificates representing whole shares of Conexant Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, between the date hereof and the Effective Time, the outstanding shares of GlobespanVirata Common Stock or Conexant Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

            (c) All shares of GlobespanVirata Common Stock held in GlobespanVirata's treasury or owned by Conexant or any Subsidiary of GlobespanVirata or Conexant shall be canceled and shall cease to exist, and no shares of Conexant Common Stock or other consideration shall be delivered in exchange therefor.

            SECTION 1.6 Conversion of Concentric Sub Common Stock. At the Effective Time, each share of common stock, par value $.01 per share, of Concentric Sub ("Concentric Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and become an issued and outstanding share of common stock of the Surviving Corporation.

            SECTION 1.7 Options and Warrants.

            (a) At or prior to the Effective Time, Conexant and GlobespanVirata will take all action necessary such that each GlobespanVirata Stock Option and GlobespanVirata Warrant that is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of GlobespanVirata Common Stock and shall be converted into an option or warrant, as applicable, to purchase shares of Conexant Common Stock in an amount and at an exercise price (in the case of a GlobespanVirata Stock Option) and at a purchase price (in the case of the GlobespanVirata Warrant) determined as provided below (and otherwise subject to the terms of the appropriate GlobespanVirata Stock Plan pursuant to which such option has been issued and the agreements evidencing grants thereunder or otherwise subject to the terms of the GlobespanVirata Warrant, as applicable):

                  (i) The number of shares of Conexant Common Stock to be subject to the new option or the new warrant, as applicable, shall be equal to the product of the number of shares of GlobespanVirata Common Stock subject to the original option or the original warrant, as applicable, multiplied by the Exchange Ratio, provided that any fractional shares of Conexant Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

                  (ii) The exercise price or purchase price, as applicable, per share of Conexant Common Stock under the new option or the new warrant, as applicable, shall be equal to the exercise price per share of GlobespanVirata Common Stock under the original option (or, in the case of a warrant, the purchase price per share of GlobespanVirata Common Stock under the original warrant) divided by the Exchange Ratio, provided that such exercise price (or purchase price) shall be rounded to the nearest whole cent.

            (b) The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of the new option shall be the same as the original option, except that all references to GlobespanVirata shall be deemed to be references to Conexant (but taking into account any changes thereto, including acceleration thereof, provided for in the GlobespanVirata Stock Plans by reason of this Agreement or the transactions contemplated hereby).

            SECTION 1.8 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Concentric Sub (the "Concentric Sub Certificate") shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms thereof and Applicable Laws.

            SECTION 1.9 By-Laws. At the Effective Time, the by-laws of Concentric Sub (the "Concentric Sub By-Laws") shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the Concentric Sub Certificate and Applicable Laws.

            SECTION 1.10 Officers and Directors. At the Effective Time, the officers and directors of Concentric Sub shall be the officers and directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

            SECTION 1.11 Tax Consequences. It is intended that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Sections 354 and 361 of the Code.

                                   ARTICLE II

                               EXCHANGE OF SHARES

            SECTION 2.1 Conexant to Make Shares Available. From time to time, prior to, at or after the Effective Time, Conexant shall deposit, or shall cause to be deposited, with a bank or trust company reasonably acceptable to Conexant and GlobespanVirata (the "Exchange Agent"), for the benefit of the holders of the Certificates, for exchange in accordance with this Article II, certificates representing the shares of Conexant Common Stock to be issued pursuant to
Section 1.5 and delivered pursuant to Section 2.2(a) in exchange for Certificates (such certificates for shares of Conexant Common Stock, together with any dividends or distributions with respect thereto, the "Exchange Fund").

            SECTION 2.2 Exchange of Shares.

            (a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in customary form and have such other provisions as Conexant or GlobespanVirata may reasonably request) and instructions for use in effecting the surrender of Certificates in exchange for certificates representing the shares of Conexant Common Stock (and any cash in lieu of fractional shares) into which the shares of GlobespanVirata Common Stock formerly represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, (i) the number of shares of Conexant Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing that number of whole shares of Conexant Common Stock to which such holder shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of any cash in lieu of fractional shares of Conexant Common Stock that such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

            (b) No dividends or other distributions declared or made with respect to Conexant Common Stock shall be paid to the holder of any unsurrendered Certificate (and no cash payment in lieu of fractional shares of Conexant Common Stock shall be paid to any such holder pursuant to Section 2.2(e)) until the holder thereof shall surrender such Certificate in accordance with this Article II. Subject to the effect of Applicable Laws, following surrender of any Certificate, there shall be paid to the holder of shares of Conexant Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Conexant Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Conexant Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Conexant Common Stock.

            (c) If any certificate representing shares of Conexant Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Conexant Common Stock in any name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            (d) After the Effective Time, there shall be no transfers on the stock transfer books of GlobespanVirata of the shares of GlobespanVirata Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Conexant Common Stock (and any cash in lieu of fractional shares) as provided in this Article II.

            (e) (i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Conexant Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Conexant Common Stock shall be payable on or with respect to any such fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Conexant. In lieu of the issuance of any such fractional share, Conexant shall pay to each holder of Certificates who otherwise would be entitled to receive such fractional share an amount in cash determined in the manner provided in clauses (ii) and (iii) of this Section 2.2(e).

                  (ii) As promptly as practicable following the Effective Time, the Exchange Agent shall determine the excess of (x) the aggregate number of whole shares of Conexant Common Stock into which shares of GlobespanVirata Common Stock have been converted pursuant to Section 1.5 over (y) the aggregate number of whole shares of Conexant Common Stock to be distributed to holders of Certificates pursuant to this Section 2.2 (such excess being herein referred to as the "Excess Shares"). As soon after the Effective Time as practicable, the Exchange Agent, as agent for such holders of Certificates, shall sell the Excess Shares at then prevailing prices on the Nasdaq National Market System, all in the manner provided in clause (iii) of this Section 2.2(e).

                  (iii) The sale of the Excess Shares by the Exchange Agent shall be executed on the Nasdaq National Market System through one or more member firms of the National Association of Securities Dealers, Inc. and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust for such holders as part of the Exchange Fund. Conexant shall pay all commissions, transfer taxes and other out-of-pocket transaction costs of the Exchange Agent incurred in connection with such sale or sales of Excess Shares. In addition, Conexant shall pay the Exchange Agent's compensation and expenses in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest in Conexant Common Stock to which such holder of Certificates is entitled (after taking into account all Certificates then held by such holder) and the denominator of which is the aggregate amount of fractional share interests in Conexant Common Stock to which all holders of Certificates are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates with respect to any fractional share interests in Conexant Common Stock, the Exchange Agent shall promptly pay such amounts to such holders of Certificates subject to and in accordance with this
      Section 2.2.

            (f) Any portion of the Exchange Fund that remains unclaimed by holders of Certificates for twelve months after the Effective Time shall be delivered to Conexant, and any holders of Certificates who have not theretofore complied with this

Article II shall thereafter look only to Conexant for payment of the shares of Conexant Common Stock, cash in lieu of any fractional shares of Conexant Common Stock and any unpaid dividends and distributions on the Conexant Common Stock deliverable in respect of each share of GlobespanVirata Common Stock formerly represented by such Certificate as determined pursuant to this Agreement, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of Certificates five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Applicable Laws, become the property of Conexant free and clear of any claims or interest of any Person previously entitled thereto.

            (g) None of Conexant, Concentric Sub, GlobespanVirata, the Exchange Agent or any other Person shall be liable to any holder of Certificates for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Applicable Laws.

            (h) The Exchange Agent shall invest any cash included in the Exchange Fund on a daily basis as directed by Conexant. Any interest and other income resulting from such investments shall be paid to Conexant promptly upon request by Conexant.

            (i) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and the posting by such Person of a bond in such amount as Conexant may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Conexant Common Stock (and any cash in lieu of fractional shares) deliverable in respect thereof pursuant to this Agreement.

            (j) All references in this Agreement to Certificates shall include any book-entry credits representing shares of GlobespanVirata Common Stock.

            SECTION 2.3 Affiliates. Notwithstanding anything to the contrary herein, to the fullest extent permitted by law, no certificates representing shares of Conexant Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of GlobespanVirata in accordance with Section 5.15, for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act"), until such Person has executed and delivered an Affiliate Agreement pursuant to Section 5.15.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            SECTION 3.1 Representations and Warranties of GlobespanVirata. Except as set forth in the GlobespanVirata Disclosure Schedule delivered by GlobespanVirata to Conexant prior to the execution of this Agreement (the "GlobespanVirata Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant of GlobespanVirata to the extent specified therein), GlobespanVirata represents and warrants to Conexant as follows:

            (a) Organization, Standing and Power; Subsidiaries.

                  (i) Each of GlobespanVirata and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. The copies of the certificate of incorporation and by-laws of GlobespanVirata which were previously furnished or made available to Conexant are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Section 3.1(a)(ii) of the GlobespanVirata Disclosure Schedule sets forth a list of all the Subsidiaries of GlobespanVirata which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the "SEC")). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by GlobespanVirata, free and clear of all material pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of GlobespanVirata or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to GlobespanVirata and its Subsidiaries taken as a whole.

            (b) Capital Structure.

                  (i) The authorized capital stock of GlobespanVirata consists of 400,000,000 shares of GlobespanVirata Common Stock and 10,000,000 shares of preferred stock, par value $.001 per share ("GlobespanVirata Preferred Stock"), 500,000 shares of which are designated as "Series A Preferred Stock". As of October 24, 2003, (i) 149,089,683 shares of GlobespanVirata Common Stock and (ii) no shares of GlobespanVirata Preferred Stock were issued and outstanding. As of October 24, 2003, 43,953,566 shares of GlobespanVirata Common Stock were reserved for issuance upon exercise of options or rights ("GlobespanVirata Stock Options") outstanding under GlobespanVirata Stock Plans. As of October 24, 2003, 13,523,530 shares of GlobespanVirata Common Stock were held as treasury shares. Since October 24, 2003 to the date of this Agreement, no shares of capital stock of GlobespanVirata or any other securities of GlobespanVirata have been issued other than shares of GlobespanVirata Common Stock issued pursuant to (x) GlobespanVirata Stock Options outstanding as of October 24, 2003 under the GlobespanVirata Stock Plans and (y) the GlobespanVirata ESPP. All issued and outstanding shares of capital stock of GlobespanVirata are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of GlobespanVirata is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from GlobespanVirata other than (A) preferred share purchase rights (the "GlobespanVirata Rights") distributed to the holders of GlobespanVirata Common Stock pursuant to the GlobespanVirata Rights Agreement, (B) GlobespanVirata Stock Options under the GlobespanVirata Stock Plans, (C) the GlobespanVirata Convertible Notes which are convertible into GlobespanVirata Common Stock at a conversion price of $26.67 per share, (D) a warrant to purchase 450,000 shares of GlobespanVirata Common Stock (the "GlobespanVirata Warrant") and (E) rights to acquire shares of GlobespanVirata Common Stock pursuant to the GlobespanVirata ESPP. Section 3.1(b)(i) of the GlobespanVirata Disclosure Schedule sets forth a complete and correct list as October 24, 2003 of all outstanding GlobespanVirata Stock Options and the exercise prices thereof.

                  (ii) No bonds, debentures, notes or other indebtedness of GlobespanVirata having the right to vote on any matters on which stockholders of GlobespanVirata may vote ("GlobespanVirata Voting Debt") are issued or outstanding.

                  (iii) Except as otherwise set forth in this Section 3.1(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which GlobespanVirata or any of its Subsidiaries is a party or by which any of them is bound obligating GlobespanVirata or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of GlobespanVirata or any of its Subsidiaries or obligating GlobespanVirata or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of GlobespanVirata or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of GlobespanVirata or any of its Subsidiaries.

            (c) Authority; No Conflicts.

                  (i) GlobespanVirata has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required GlobespanVirata Vote. The execution and delivery of this Agreement by GlobespanVirata and the consummation by GlobespanVirata of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of GlobespanVirata, subject, in the case of the consummation of the Merger, to the approval and adoption of this Agreement and the Merger by the Required GlobespanVirata Vote. This Agreement has been duly executed and delivered by GlobespanVirata and, assuming the due authorization and valid execution and delivery of this Agreement by each of Conexant and Concentric Sub, constitutes a valid and binding agreement of GlobespanVirata, enforceable against GlobespanVirata in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery of this Agreement by GlobespanVirata does not, and the consummation by GlobespanVirata of the

      Merger and the other transactions contemplated hereby will not, conflict with, or result in any breach or violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of or result by its terms in the termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a Lien, charge, "put" or "call" right or other encumbrance on, or the loss of, any assets (any such conflict, breach, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational document of GlobespanVirata or any Significant Subsidiary of GlobespanVirata or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries or, to the Knowledge of GlobespanVirata, on Conexant and its Subsidiaries following the Merger, subject to obtaining or making the GlobespanVirata Necessary Consents, any loan or credit agreement, note, instrument, mortgage, bond, indenture, lease, benefit plan or other contract, agreement or obligation (a "Contract") to which GlobespanVirata or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to GlobespanVirata or any Subsidiary of GlobespanVirata or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency, department or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity") or any other Person is required by or with respect to GlobespanVirata or any Subsidiary of GlobespanVirata in connection with the execution and delivery of this Agreement by GlobespanVirata or the consummation by GlobespanVirata of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws, (C) the Securities Act, (D) the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (E) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (F) the rules and regulations of Nasdaq, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses
      (A) through (G) are hereinafter referred to as the "GlobespanVirata Necessary Consents".

            (d) Reports and Financial Statements.

                  (i) Each of GlobespanVirata and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, including all exhibits thereto, the "GlobespanVirata SEC Reports"). No Subsidiary of GlobespanVirata is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the GlobespanVirata SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the GlobespanVirata SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of GlobespanVirata and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All GlobespanVirata SEC Reports, as of their respective dates (and as of the date of any amendment to the respective GlobespanVirata SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as disclosed in the GlobespanVirata SEC Reports filed and publicly available prior to the date hereof (the "GlobespanVirata Filed SEC Reports"), since June 30, 2003, GlobespanVirata and its Subsidiaries have not (and since April 4, 2003, the WLAN Business has not) incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of GlobespanVirata and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business consistent with past practice or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

                  (iii) Set forth in Section 3.1(d)(iii) of the GlobespanVirata Disclosure Schedule are (A) the audited balance sheets of the WLAN Business as at January 3, 2003, December 28, 2001 and December 29, 2000, together with the related audited statements of operations, product group equity and cash flows for the fiscal years then ended, accompanied by the notes thereto and the report of Ernst & Young LLP, and (B) the unaudited balance sheet of the WLAN Business as at April 4, 2003 and the related unaudited statement of revenues, costs and related expenses, depreciation and capital expenditures for the three months then ended (collectively, the "WLAN Financial Information"). The WLAN Financial Information was derived from the internal books and records of Intersil Corporation ("Intersil") and was prepared in a manner consistent with Intersil's then current accounting practices with respect to the WLAN Business. The WLAN Financial Information is complete and accurate, is presented in accordance with GAAP, applied on a consistent basis throughout the periods indicated, and presents fairly, in all material respects, the financial position and the results of operations of the WLAN Business for the periods indicated in the manner set forth in Section 3.1(d)(iii) of the GlobespanVirata Disclosure Schedule, except for the omission of certain information required to be included in footnotes to the interim financial statements, which footnotes were not prepared by GlobespanVirata or Intersil. GlobespanVirata makes no other representations with regard to the WLAN Financial Information. Without limiting any of the foregoing, Conexant acknowledges that the WLAN Financial Information was prepared solely for the purpose of the WLAN Acquisition Agreement and that the WLAN Business was not conducted on a stand-alone basis as a separate entity during the periods indicated in the WLAN Financial Information and that the WLAN Financial Information includes allocations and estimates not necessarily indicative of the costs that would have resulted if the WLAN Business had been operated and conducted on a stand-alone basis as a separate entity during such periods.

            (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by GlobespanVirata for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Conexant stockholders or GlobespanVirata stockholders or at the time of the Conexant Stockholders Meeting or the GlobespanVirata Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by GlobespanVirata with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Conexant or Concentric Sub for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of GlobespanVirata, by resolutions duly adopted by unanimous vote of all directors present at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of GlobespanVirata and its stockholders, (ii) approved this Agreement and the Merger, (iii) resolved to recommend that the stockholders of GlobespanVirata approve and adopt this Agreement and the Merger and directed that the Merger and this Agreement be submitted for consideration by GlobespanVirata's stockholders at the GlobespanVirata Stockholders Meeting and (iv) taken all other action necessary to render any limitations on business combinations similar to those contained in Section 203 of the DGCL inapplicable to the transactions contemplated hereby. Pursuant to Article XII of the Restated Certificate of Incorporation of GlobespanVirata, the limitations on business combinations contained in Section 203 of the DGCL do not apply to GlobespanVirata. To the Knowledge of GlobespanVirata, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

            (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of GlobespanVirata Common Stock (the "Required GlobespanVirata Vote") to approve and adopt this Agreement and the Merger is the only vote of the holders of any class or series of GlobespanVirata capital stock necessary to approve or adopt this Agreement and the Merger and the other transactions contemplated hereby.

            (h) Litigation; Compliance with Laws.

                  (i) Except as set forth in the GlobespanVirata Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of GlobespanVirata, threatened, against or affecting

      GlobespanVirata or any of its Subsidiaries or any property or asset of GlobespanVirata or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against GlobespanVirata or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

                  (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, GlobespanVirata and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of GlobespanVirata and its Subsidiaries (the "GlobespanVirata Permits"), and no suspension or cancellation of any of the GlobespanVirata Permits is pending or, to the Knowledge of GlobespanVirata, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. GlobespanVirata and its Subsidiaries are in compliance with the terms of the GlobespanVirata Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. None of GlobespanVirata or any of its Subsidiaries is in violation of, and GlobespanVirata and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

            (i) Absence of Certain Changes or Events. Except as set forth in the GlobespanVirata Filed SEC Reports, since June 30, 2003, GlobespanVirata and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on GlobespanVirata and its Subsidiaries. Since April 4, 2003, the WLAN Business has been conducted in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development in the WLAN Business which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

            (j) Environmental Matters. Except as set forth in the GlobespanVirata Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, (i) the operations of GlobespanVirata and its Subsidiaries have been and are in compliance with all Environmental Laws and with all GlobespanVirata Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of GlobespanVirata, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against GlobespanVirata or its Subsidiaries or involving any real property currently or, to the Knowledge of GlobespanVirata, formerly owned, operated or leased by GlobespanVirata or its Subsidiaries and
(iii) GlobespanVirata and its Subsidiaries have not incurred any Environmental Liabilities, and, to the Knowledge of GlobespanVirata, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of GlobespanVirata, formerly owned, operated or leased by GlobespanVirata or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

            As used in this Agreement, "Environmental Laws" means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as in effect on or prior to the Closing Date and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C.
Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental Laws and
(ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated in or for which liability or responsibility is imposed under any Environmental Laws and which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

            (k) Intellectual Property. Except as set forth in the GlobespanVirata Filed SEC Reports: (i) GlobespanVirata and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of GlobespanVirata, the use of any Intellectual Property by GlobespanVirata and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by GlobespanVirata and its Subsidiaries is in accordance with the applicable license pursuant to which GlobespanVirata or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of GlobespanVirata, no Person is challenging, infringing on or otherwise violating any material right of GlobespanVirata or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to GlobespanVirata or its Subsidiaries; (v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by GlobespanVirata and any of its Subsidiaries, or to the Knowledge of GlobespanVirata, any other Intellectual Property used by GlobespanVirata and its Subsidiaries; and (vi) to the Knowledge of GlobespanVirata, no Intellectual Property owned and/or licensed by GlobespanVirata or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of GlobespanVirata's and its Subsidiaries' rights to use such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; publicity and privacy rights; and any similar intellectual property or proprietary rights.

            (l) GlobespanVirata Rights Agreement. GlobespanVirata has taken all action necessary or appropriate so that the execution of this Agreement and consummation of the transactions contemplated hereby does not and will not result in the ability of any Person to exercise any GlobespanVirata Rights under the Rights Agreement dated as of July 5, 2002 between GlobespanVirata and American Stock Transfer & Trust Company, as Rights Agent (the "GlobespanVirata Rights Agreement"), or enable or require such GlobespanVirata Rights to separate from the shares of GlobespanVirata Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "15% Ownership Date" (each as defined in the GlobespanVirata Rights Agreement) has occurred. Copies of the GlobespanVirata Rights Agreement, and all amendments thereto, have previously been provided to Conexant.

            (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of GlobespanVirata or any of its Subsidiaries, except Morgan Stanley & Co., Incorporated (the "GlobespanVirata Financial Advisor"), whose fees and expenses will be paid by GlobespanVirata in accordance with GlobespanVirata's agreement with such firm, a copy of which has been previously provided to Conexant.

            (n) Opinion of GlobespanVirata Financial Advisor. GlobespanVirata has received the opinion of the GlobespanVirata Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to GlobespanVirata's stockholders.

            (o) Taxes.

                  (i) Each of GlobespanVirata and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. GlobespanVirata and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. There are no Liens for Taxes upon the assets of GlobespanVirata or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

                  (ii) There are no pending, or to the Knowledge of GlobespanVirata, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against GlobespanVirata or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

                  (iii) None of GlobespanVirata or any of its Subsidiaries has taken any action, and GlobespanVirata has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (iv) Within the past five years, none of GlobespanVirata or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

                  (v) None of GlobespanVirata or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under
      Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

                  (vi) None of GlobespanVirata or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than GlobespanVirata and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

            (p) Certain Contracts. As of the date hereof, none of GlobespanVirata or any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts GlobespanVirata or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of GlobespanVirata, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or (iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All "material contracts" (as defined in clause (i) above) set forth in Section 3.1(p) of the GlobespanVirata Disclosure Schedule are valid and binding on GlobespanVirata and its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. None of GlobespanVirata or any of its Subsidiaries or, to the Knowledge of GlobespanVirata, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any "material contract" (as defined in clause (i) above) set forth in Section 3.1(p) of the GlobespanVirata Disclosure Schedule, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

            (q) Employee Benefits.

                  (i) With respect to each GlobespanVirata Plan, except for GlobespanVirata Plans the liabilities under which, individually or in the aggregate, would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, GlobespanVirata has made available to Conexant a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and
      (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

                  (ii) With respect to each GlobespanVirata Plan, GlobespanVirata and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such GlobespanVirata Plans and each GlobespanVirata Plan has been administered in accordance with its terms, in each case except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries. Each GlobespanVirata Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

                  (iii) All GlobespanVirata Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

                  (iv) None of GlobespanVirata or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

                  (v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any "excess parachute payment" within the meaning of Section 280G of the Code) to any director or employee of GlobespanVirata or any of its Subsidiaries, or require the funding of any "rabbi" trust or similar trust.

            (r) Labor Relations. As of the date of this Agreement, (i) none of GlobespanVirata or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, no labor organization or group of employees of GlobespanVirata or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of GlobespanVirata, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not have a Material Adverse Effect on GlobespanVirata and its Subsidiaries, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of GlobespanVirata, threatened against or involving GlobespanVirata or any of its Subsidiaries.

            (s) Insurance. GlobespanVirata and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of GlobespanVirata and its Subsidiaries (taking into account the cost and availability of such insurance).

            (t) Liens. No Liens exist on any assets of GlobespanVirata or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

            (u) Ownership of Capital Stock of Conexant and Concentric Sub. None of GlobespanVirata or any of its Subsidiaries owns any shares of Conexant Common Stock, Conexant Preferred Stock or Concentric Sub Common Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

            SECTION 3.2 Representations and Warranties of Conexant. Except as set forth in the Conexant Disclosure Schedule delivered by Conexant to GlobespanVirata prior to the execution of this Agreement (the "Conexant Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant of Conexant to the extent specified therein), Conexant represents and warrants to GlobespanVirata as follows:

            (a) Organization, Standing and Power; Subsidiaries.

                  (i) Each of Conexant and its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as it will be conducted through the Effective Time, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. The copies of the certificate of incorporation and by-laws of Conexant which were previously furnished or made available to GlobespanVirata are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                  (ii) Section 3.2(a)(ii) of the Conexant Disclosure Schedule sets forth a list of all Subsidiaries of Conexant which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the

      SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Conexant, free and clear of all material Liens and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests). None of Conexant or any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries) that is or would reasonably be expected to be material to Conexant and its Subsidiaries taken as a whole.

            (b) Capital Structure.

                  (i) The authorized capital stock of Conexant consists of 1,000,000,000 shares of Conexant Common Stock and 25,000,000 shares of preferred stock, without par value ("Conexant Preferred Stock"), 1,500,000 shares of which are designated as "Series A Junior Participating Preferred Stock" and one share of which is designated as "Series B Voting Preferred Stock". As of October 28, 2003, (i) 276,615,467 shares of Conexant Common Stock and (ii) no shares of Conexant Preferred Stock were issued and outstanding. As of October 28, 2003, 80,912,519 shares of Conexant Common Stock were reserved for issuance upon exercise of options or rights ("Conexant Stock Options") outstanding under Conexant Stock Plans. As of October 28, 2003, no shares of Conexant Common Stock were held as treasury shares. Since October 28, 2003 to the date of this Agreement, no shares of capital stock of Conexant or any other securities of Conexant have been issued other than shares of Conexant Common Stock issued pursuant to (x) Conexant Stock Options outstanding as of October 28, 2003 under Conexant Stock Plans and (y) the Conexant ESPP. All issued and outstanding shares of capital stock of Conexant are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock of Conexant is entitled to preemptive rights. There are outstanding as of the date hereof no options, warrants or other rights to acquire capital stock from Conexant other than (A) preferred share purchase rights (the "Conexant Rights") distributed to the holders of Conexant Common Stock pursuant to the Conexant Rights Agreement, (B) Conexant Stock Options under the Conexant Stock Plans, (C) Conexant's 4 1/4% Convertible Subordinated Notes due 2006 and 4% Convertible Subordinated Notes due 2007 (collectively, the "Conexant Convertible Notes") which are convertible into Conexant Common Stock at a conversion price of $9.075 and $42.432 per share, respectively,
      (D) warrants to purchase 2,704,240 shares of Conexant Common Stock issued to Jazz Semiconductor, Inc. (the "Jazz Warrant") and (E) rights to acquire shares of

      Conexant Common Stock pursuant to the Conexant ESPP. Section 3.2(b)(i) of the Conexant Disclosure Schedule sets forth a complete and correct list as of October 24, 2003 of all outstanding Conexant Stock Options and the exercise prices thereof.

                  (ii) No bonds, debentures, notes or other indebtedness of Conexant having the right to vote on any matters on which stockholders of Conexant may vote ("Conexant Voting Debt") are issued or outstanding.

                  (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Conexant or any of its Subsidiaries is a party or by which any of them is bound obligating Conexant or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Conexant or any of its Subsidiaries or obligating Conexant or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Conexant or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Conexant or any of its Subsidiaries.

                  (iv) All shares of Conexant Common Stock to be issued in connection with the Merger will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

            (c) Authority; No Conflicts.

                  (i) Conexant has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the Required Conexant Vote. The execution and delivery of this Agreement by Conexant and the consummation by Conexant of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Conexant, subject, in the case of the consummation of the Merger, to the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the Required Conexant Vote. This Agreement has been duly executed and delivered by Conexant and, assuming the due authorization and valid execution and delivery of this Agreement by GlobespanVirata, constitutes a valid and binding agreement of Conexant, enforceable against Conexant in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                  (ii) The execution and delivery by Conexant of this Agreement does not, and the consummation by Conexant of the Merger and the other transactions contemplated hereby will not result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws or similar organizational document of Conexant or any Significant Subsidiary of Conexant or (B) except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries or, to the Knowledge of Conexant, on Conexant and its Subsidiaries following the Merger, subject to obtaining or making the Conexant Necessary Consents, any Contract to which Conexant or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound, or any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Conexant or any Subsidiary of Conexant or their respective properties or assets.

                  (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Conexant or any Subsidiary of Conexant in connection with the execution and delivery of this Agreement by Conexant or the consummation by Conexant of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the HSR Act, (B) state securities or "blue sky" laws, (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger with the Delaware Secretary, (F) the rules and regulations of Nasdaq, including with respect to authorization for inclusion of the shares of Conexant Common Stock to be issued in the Merger and the transaction contemplated hereby on the Nasdaq National Market System, subject to official notice of issuance, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as the "Conexant Necessary Consents".

            (d) Reports and Financial Statements.

                  (i) Each of Conexant and its Subsidiaries has filed all registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2002 (collectively, including all exhibits thereto, the "Conexant SEC Reports"). No Subsidiary of Conexant is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the Conexant SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Conexant SEC Reports fairly presents, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Conexant and its consolidated Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All Conexant SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Conexant SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                  (ii) Except as disclosed in the Conexant SEC Reports filed and publicly available prior to the date hereof (the "Conexant Filed SEC Reports"), since June 30, 2003, Conexant and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Conexant and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business consistent with past practice or (B) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

            (e) Information Supplied.

                  (i) None of the information supplied or to be supplied by Conexant or Concentric Sub for inclusion or incorporation by reference in
      (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities

      Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Conexant stockholders or GlobespanVirata stockholders or at the time of the Conexant Stockholders Meeting or the GlobespanVirata Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                  (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Conexant with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by GlobespanVirata for inclusion or incorporation by reference therein.

            (f) Board Approval. The Board of Directors of Conexant, by resolutions duly adopted by unanimous vote of all directors at a meeting duly called and held and, other than as set forth in Section 5.8, not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Conexant and its stockholders, (ii) approved this Agreement and the Merger, (iii) resolved to recommend that the stockholders of Conexant approve the issuance of Conexant Common Stock in the Merger pursuant to this Agreement and directed that the issuance of Conexant Common Stock in the Merger pursuant to this Agreement be submitted for consideration by Conexant's stockholders at the Conexant Stockholders Meeting and (iv) taken all other action necessary to render any limitations on business combinations contained in Section 203 of the DGCL or any other similar limitations inapplicable to the transactions contemplated hereby. To the Knowledge of Conexant, no state takeover statute is applicable or purports to be applicable to the Merger or the other transactions contemplated hereby.

            (g) Vote Required. The affirmative vote of a majority of the votes entitled to be cast by holders of shares of Conexant Common Stock present or represented by proxy and entitled to vote at the Conexant Stockholders Meeting, a quorum being present (the "Required Conexant Vote"), is the only vote of the holders of any class or series of Conexant capital stock necessary to approve the issuance of Conexant Common Stock in the Merger pursuant to this Agreement and the other transactions contemplated hereby.

            (h) Litigation; Compliance with Laws.

                  (i) Except as set forth in the Conexant Filed SEC Reports, there is no suit, action, proceeding or regulatory investigation pending or, to the Knowledge of Conexant, threatened, against or affecting Conexant or any of its Subsidiaries or any property or asset of Conexant or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Conexant or any of its Subsidiaries which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

                  (ii) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, Conexant and its Subsidiaries hold all permits, licenses, franchises, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of Conexant and its Subsidiaries (the "Conexant Permits"), and no suspension or cancellation of any of the Conexant Permits is pending or, to the Knowledge of Conexant, threatened, except for suspensions or cancellations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. Conexant and its Subsidiaries are in compliance with the terms of the Conexant Permits, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. None of Conexant or any of its Subsidiaries is in violation of, and Conexant and its Subsidiaries have not received any notices of violations with respect to, any Applicable Laws, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

            (i) Absence of Certain Changes or Events. Except as set forth in the Conexant Filed SEC Reports, since June 30, 2003, Conexant and its Subsidiaries have conducted their businesses only in the ordinary course, consistent with past practice, and there has not been any change, circumstance, event or development which, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on Conexant and its Subsidiaries.

            (j) Environmental Matters. Except as set forth in the Conexant Filed SEC Reports and except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, (i) the operations of Conexant and its Subsidiaries have been and are in compliance with all Environmental Laws and with all Conexant Permits required by Environmental Laws, (ii) there are no pending or, to the Knowledge of Conexant, threatened, Actions under or pursuant to Environmental Laws against Conexant or its Subsidiaries or involving any real property currently or, to the Knowledge of Conexant, formerly owned, operated or leased by Conexant or its Subsidiaries and
(iii) Conexant and its Subsidiaries have not incurred any Environmental Liabilities and, to the Knowledge of Conexant, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the Knowledge of Conexant, formerly owned, operated or leased by Conexant or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities.

            (k) Intellectual Property. Except as set forth in the Conexant Filed SEC Reports: (i) Conexant and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of Conexant, the use of any Intellectual Property by Conexant and its Subsidiaries does not infringe on or otherwise violate, and is not alleged to infringe or otherwise violate, the rights of any Person; (iii) the use of third party Intellectual Property by Conexant and its Subsidiaries is in accordance with the applicable license pursuant to which Conexant or any of its Subsidiaries acquired the right to use such Intellectual Property, which license is valid and in effect; (iv) to the Knowledge of Conexant, no Person is challenging, infringing on or otherwise violating any material right of Conexant or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Conexant or its Subsidiaries;
(v) there are no pending claims, orders or proceedings with respect to either any Intellectual Property owned by Conexant and any of its Subsidiaries, or to the Knowledge of Conexant, any other Intellectual Property used by Conexant and its Subsidiaries; and (vi) to the Knowledge of Conexant, no Intellectual Property owned and/or licensed by Conexant or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability either of such Intellectual Property or of Conexant's and its Subsidiaries' rights to use such Intellectual Property.

            (l) Conexant Rights Agreement. Conexant has taken all action necessary or appropriate so that the execution of this Agreement and consummation of the transactions contemplated hereby does not and will not result in the ability of any Person to exercise any Conexant Rights under the Rights Agreement dated as of November 30, 1998, as amended as of December 9, 1999, between Conexant and Mellon Investor Services LLC, as Rights Agent (the "Conexant Rights Agreement"), or enable or require such Conexant Rights to separate from the shares of Conexant Common Stock to which they are attached or to be triggered or become exercisable. No "Distribution Date" or "Shares Acquisition Date" (each as defined in the Conexant Rights Agreement) has occurred. Copies of the Conexant Rights Agreement, and all amendments thereto, have previously been provided to GlobespanVirata.

            (m) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Conexant or any of its Subsidiaries, except Credit Suisse First Boston LLC (the "Conexant Financial Advisor"), whose fees and expenses will be paid by Conexant in accordance with Conexant's agreement with such firm, a copy of which has been previously provided to GlobespanVirata.

            (n) Opinion of Conexant Financial Advisor. Conexant has received the opinion of the Conexant Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Conexant.

            (o) Taxes.

                  (i) Each of Conexant and its Subsidiaries has timely filed or has caused to be timely filed all Tax Returns required to be filed by it and all such Tax Returns are complete and correct in all respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired, except to the extent that such failure to file, to be complete or correct or to have any extension granted that remains in effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. Conexant and each of its Subsidiaries have paid or caused to be paid all Taxes required to be paid by it, and has paid all Taxes that it was required to withhold from amounts owing to any employee, creditor or third party, except to the extent that any failure to pay such Taxes would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. There are no Liens for Taxes upon the assets of Conexant or any of its Subsidiaries, other than Liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and Liens for Taxes that would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

                  (ii) There are no pending, or to the Knowledge of Conexant, threatened, Tax audits, examinations or investigations, and no deficiencies for any Taxes have been proposed, asserted or assessed in writing against Conexant or any of its Subsidiaries, except for deficiencies that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

                  (iii) None of Conexant or any of its Subsidiaries has taken any action, and Conexant has no Knowledge of any fact, agreement, plan or other circumstance, that is reasonably likely to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

                  (iv) Within the past five years, none of Conexant or any of its Subsidiaries has been a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(i)(A) of the Code in a distribution intended to qualify under Section 355(a) of the Code.

                  (v) None of Conexant or any of its Subsidiaries has agreed to make, nor is required to make, any material adjustment under Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting methods or otherwise.

                  (vi) None of Conexant or any of its Subsidiaries has any liability for Taxes of any Person as a result of being a member of an affiliated, consolidated, combined or unitary group (other than Conexant and its Subsidiaries) under Treasury Reg. Section 1.1502-6 (or any comparable provision of state, local or foreign law), or is bound by or has any obligation under any Tax sharing arrangement, Tax indemnification arrangement or similar contract or arrangement, except as would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

            (p) Certain Contracts. As of the date hereof, none of Conexant or any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of Conexant, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger, (iii) any employee benefit plan, employee contract with a senior executive or any other material contract, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or

(iv) any Contract which would prohibit or materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement. All "material contracts" (as defined in clause (i) above) set forth in Section 3.2(p) of the Conexant Disclosure Schedule are valid and binding on Conexant and its Subsidiaries, as applicable, and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries. None of Conexant or any of its Subsidiaries or, to the Knowledge of Conexant, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any "material contract" (as defined in clause (i) above) set forth in Section 3.2(p) of the Conexant Disclosure Schedule, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

            (q) Employee Benefits.

                  (i) With respect to each Conexant Plan, except for Conexant Plans the liabilities under which, individually or in the aggregate, would not have a Material Adverse Effect on Conexant and its Subsidiaries, Conexant has made available to GlobespanVirata a true, correct and complete copy of: (A) all plan documents, trust agreements, and insurance contracts and other funding vehicles; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules and exhibits, if any; (C) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (D) the three most recent annual financial reports, if any; (E) the three most recent actuarial reports, if any; (F) the most recent determination letter from the IRS, if any; and (G) the annual compliance testing under Sections 401(a) through 416 of the Code for the three most recently completed plan years.

                  (ii) With respect to each Conexant Plan, Conexant and its Subsidiaries have complied with, and are now in compliance with, all provisions of ERISA, the Code and all other Applicable Laws and regulations applicable to such Conexant Plans and each Conexant Plan has been administered in accordance with its terms, in each case except as would not have a Material Adverse Effect on Conexant and its Subsidiaries. Each Conexant Plan that is required by ERISA to be funded is fully funded in accordance with reasonable actuarial assumptions, except as would not have a Material Adverse Effect on Conexant and its Subsidiaries.

            (iii) All Conexant Plans subject to the Applicable Laws of any jurisdiction outside of the United States (A) have been maintained in accordance with all applicable requirements, (B) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (C) if they are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions, in each case except as would not have a Material Adverse Effect on Conexant and its Subsidiaries.

            (iv) None of Conexant or any of its Subsidiaries has any liability or obligation in respect of any Multiemployer Plan.

            (v) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other act) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment, option, award or benefit (including any "excess parachute payment" within the meaning of Section 280G of the Code) to any director or employee of Conexant or any of its Subsidiaries, or require the funding of any "rabbi" trust or similar trust.

      (r) Labor Relations. As of the date of this Agreement, (i) none of Conexant or any of its Subsidiaries is a party to any collective bargaining agreement, (ii) except as would not have a Material Adverse Effect on Conexant and its Subsidiaries, no labor organization or group of employees of Conexant or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Conexant, threatened to be brought or filed, with the National Labor Relations Board or any other domestic or foreign labor relations tribunal or authority and (iii) except as would not have a Material Adverse Effect on Conexant and its Subsidiaries, there are no organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or grievances, or other labor disputes pending or, to the Knowledge of Conexant, threatened against or involving Conexant or any of its Subsidiaries.

      (s) Insurance. Conexant and its Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of Conexant and its Subsidiaries (taking into account the cost and availability of such insurance).

      (t) Liens. No Liens exist on any assets of Conexant or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries.

      (u) Ownership of Capital Stock of GlobespanVirata. None of Conexant or any of its Subsidiaries owns any shares of GlobespanVirata Common Stock or GlobespanVirata Preferred Stock (other than shares held in a fiduciary capacity for the benefit of third parties).

      SECTION 3.3 Representations and Warranties of Conexant and Concentric Sub. Conexant and Concentric Sub represent and warrant to GlobespanVirata as follows:

      (a) Organization. Concentric Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Concentric Sub is a direct wholly-owned subsidiary of Conexant. Conexant, as the sole stockholder of Concentric Sub, has duly approved this Agreement and the transactions contemplated hereby.

      (b) Capital Structure. On the date hereof, the authorized capital stock of Concentric Sub consists of 1,000 shares of Concentric Sub Common Stock.

      (c) Authority. Concentric Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Concentric Sub and the consummation by Concentric Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Concentric Sub. This Agreement has been duly executed and delivered by Concentric Sub and constitutes a valid and binding agreement of Concentric Sub, enforceable against Concentric Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and similar Applicable Laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      (d) No Conflicts. The execution and delivery by Concentric Sub of this Agreement and the consummation by Concentric Sub of the transactions contemplated hereby will not contravene or conflict with the Concentric Sub Certificate or the Concentric Sub By-Laws.

      (e) No Business Activities. Concentric Sub has not conducted any activities other than in connection with the organization of Concentric Sub, the negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby. As of the date hereof, Concentric Sub has no Subsidiaries.

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

      SECTION 4.1 Covenants of GlobespanVirata. During the period from the date of this Agreement and continuing until the Effective Time, GlobespanVirata agrees as to itself and its Subsidiaries that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.1 (including its subsections) of the GlobespanVirata Disclosure Schedule or as required by a Governmental Entity or to the extent that Conexant shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

      (a) Ordinary Course.


            (i) GlobespanVirata and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time; provided, however, that no action by GlobespanVirata or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

            (ii) Other than investments permitted by Section 4.1(g), GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice, and in no event in excess of $7 million in any calendar quarter or $25 million in the aggregate, it being understood that any unused amount in any calendar quarter may be carried forward and applied to any subsequent calendar quarter.

      (b) Dividends; Changes in Share Capital. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiaries of GlobespanVirata, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of GlobespanVirata which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock for an amount in excess of $10 million in the aggregate or any securities convertible into or exercisable for any shares of its capital stock for an amount in excess of $50 million in the aggregate.

      (c) Issuance of Securities. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any GlobespanVirata Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or GlobespanVirata Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of GlobespanVirata Common Stock upon the exercise of GlobespanVirata Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to GlobespanVirata Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of GlobespanVirata Stock Options or other stock based awards of or to acquire not more than 250,000 shares in the aggregate in any calendar quarter of GlobespanVirata Common Stock granted under GlobespanVirata Stock Plans in effect on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances, sales or deliveries by a wholly-owned Subsidiary of GlobespanVirata of capital stock of such Subsidiary to such Subsidiary's parent or another wholly-owned Subsidiary of GlobespanVirata, (iv) issuances in accordance with the GlobespanVirata Rights Agreement, (v) issuances permitted by
Section 4.1(e), (vi) issuances upon conversion of the GlobespanVirata Convertible Notes, (vii) issuances upon the exercise of the GlobespanVirata Warrant or (viii) issuances pursuant to the GlobespanVirata ESPP.

      (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, GlobespanVirata shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

      (e) No Acquisitions. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the businesses of GlobespanVirata and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of GlobespanVirata, (y) the creation of new direct or indirect wholly-owned Subsidiaries of GlobespanVirata organized to conduct or continue activities otherwise permitted by this Agreement or (z) acquisitions for which the aggregate consideration paid does not exceed $25 million, whether in cash or shares of GlobespanVirata Common Stock, provided that not more than 5 million shares of GlobespanVirata Common Stock may be issued pursuant to this clause
(z).

      (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of GlobespanVirata or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its material assets (including capital stock of Subsidiaries of GlobespanVirata but excluding inventory in the ordinary course of business consistent with past practice).

      (g) Investments; Indebtedness. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by GlobespanVirata or a Subsidiary of GlobespanVirata to or in GlobespanVirata or a Subsidiary of GlobespanVirata, (B) pursuant to any contract or other legal obligation of GlobespanVirata or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice, (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to GlobespanVirata and its Subsidiaries taken as a whole (provided that none of the transactions referred to in this clause (D) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws) or
(E) investments, loans or advances not in excess of $10 million in the aggregate or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to GlobespanVirata and its Subsidiaries taken as a whole (other than any such indebtedness, issuances of debt securities, guarantees, loans or advances that refinance or replace any such indebtedness, debt securities, guarantees, loans or advances in existence on the date of this Agreement, provided that such refinancing or replacement does not impair or delay the consummation of the Merger).

      (h) Tax-Free Qualification. GlobespanVirata shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

      (i) Compensation. Except (x) as set forth in Section 4.1(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between GlobespanVirata or any of its Subsidiaries and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, GlobespanVirata shall not increase the amount of compensation or employee benefits of any director, officer or employee of GlobespanVirata or any of its Subsidiaries, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional GlobespanVirata Stock Options, adopt or amend or make any commitment to adopt or amend any GlobespanVirata Plan or make any contribution, other than regularly scheduled contributions, to any GlobespanVirata Plan. GlobespanVirata shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws, by the terms of the plan or agreement under which such option or other stock-based compensation was granted or in the ordinary course of business consistent with past practice or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

      (j) Accounting Methods; Income Tax Elections. Except as disclosed in GlobespanVirata Filed SEC Reports, or as required by a Governmental Entity, GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP as concurred in by GlobespanVirata's independent public accountants. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

      (k) Certain Agreements and Arrangements. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict GlobespanVirata or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger.

      (l) GlobespanVirata Rights Agreement. Other than in connection with the Merger, GlobespanVirata shall not amend, modify or waive any provision of the GlobespanVirata Rights Agreement and shall not take any action to redeem the GlobespanVirata Rights or render the GlobespanVirata Rights inapplicable to any transaction.

      (m) Litigation. GlobespanVirata shall not, and shall not permit any of its Subsidiaries to, settle or compromise any threatened or pending Actions for an amount in excess of $5 million in the aggregate or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any threatened or pending Actions, except for such consent decrees, injunctions, restraints or equitable relief which would not, individually or in the aggregate, have a Material Adverse Effect on GlobespanVirata and its Subsidiaries.

      (n) No Related Actions. GlobespanVirata will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

      SECTION 4.2 Covenants of Conexant and Concentric Sub. During the period from the date of this Agreement and continuing until the Effective Time, Conexant and Concentric Sub each agrees that (except as required or otherwise expressly contemplated or permitted by this Agreement or Section 4.2 (including its subsections) of the Conexant Disclosure Schedule or as required by a Governmental Entity or to the extent that GlobespanVirata shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

      (a) Ordinary Course.

            (i) Conexant and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present business organizations, keep available the services of their current officers and other key employees and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired at the Effective Time; provided, however, that no action by Conexant or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

            (ii) Other than investments permitted by Section 4.2(g), Conexant shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice, and in no event in excess of $7 million in any calendar quarter or $25 million in the aggregate, it being understood that any unused amount in any calendar quarter may be carried forward and applied to any subsequent calendar quarter.

      (b) Dividends; Changes in Share Capital. Conexant shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by any direct or indirect wholly-owned Subsidiaries of Conexant, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of Conexant which remains a wholly-owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock for an amount in excess of $10 million in the aggregate or any securities convertible into or exercisable for any shares of its capital stock for an amount in excess of $50 million in the aggregate.

      (c) Issuance of Securities. Conexant shall not, and shall not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock of any class, any Conexant Voting Debt or any securities convertible into or exercisable for, or any rights, warrants, calls or options to acquire, any such shares or Conexant Voting Debt, or enter into any commitment, arrangement, undertaking or agreement with respect to any of the foregoing, other than (i) the issuance of Conexant Common Stock upon the exercise of Conexant Stock Options outstanding on the date hereof in accordance with their present terms or pursuant to Conexant Stock Options or other stock based awards granted pursuant to clause (ii) below, (ii) the granting of Conexant Stock Options or other stock based awards of or to acquire not more than 250,000 shares in the aggregate in any calendar quarter of Conexant Common Stock granted under Conexant Stock Plans in effect on the date hereof in the ordinary course of business consistent with past practice, (iii) issuances, sales or deliveries by a wholly-owned Subsidiary of Conexant of capital stock of such Subsidiary to such

Subsidiary's parent or another wholly-owned Subsidiary of Conexant, (iv) issuances in accordance with the Conexant Rights Agreement, (v) issuances permitted by Section 4.2(e), (vi) issuances upon conversion of the Conexant Convertible Notes, (vii) issuances upon the exercise of the Jazz Warrant or
(viii) issuances pursuant to the Conexant ESPP.

      (d) Governing Documents. Except to the extent required to comply with its obligations hereunder or with Applicable Laws, Conexant shall not amend or propose to so amend its certificate of incorporation, by-laws or other governing documents.

      (e) No Acquisitions. Conexant shall not, and shall not permit any its Subsidiaries to, acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the businesses of Conexant and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Conexant, (y) the creation of new direct or indirect wholly-owned Subsidiaries of Conexant organized to conduct or continue activities otherwise permitted by this Agreement or (z) acquisitions for which the aggregate consideration paid does not exceed $25 million, whether in cash or shares of Conexant Common Stock, provided that not more than 5 million shares of Conexant Common Stock may be issued pursuant to this clause (z).

      (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Conexant or (ii) as may be required by or in conformance with Applicable Laws in order to permit or facilitate the consummation of the transactions contemplated hereby, Conexant shall not, and shall not permit any of its Subsidiaries to, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its material assets (including capital stock of Subsidiaries of Conexant but excluding inventory in the ordinary course of business consistent with past practice).

      (g) Investments; Indebtedness. Conexant shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans or investments by Conexant or a Subsidiary of Conexant to or in Conexant or a Subsidiary of Conexant, (B) pursuant to any contract or other legal obligation of Conexant or any of its Subsidiaries as in effect at the date of this Agreement, (C) employee loans or advances for travel, business, relocation or other reimbursable expenses made in the ordinary course of business consistent with past practice, (D) in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Conexant and its Subsidiaries taken as a whole (provided that none of the transactions referred to in this clause (D) presents a material risk of making it more difficult to obtain any approval or authorization required in connection with the Merger under Applicable Laws) or (E) investments, loans or advances not in excess of $10 million in the aggregate or
(ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to Conexant and its Subsidiaries taken as a whole (other than any such indebtedness, issuances of debt securities, guarantees, loans or advances that refinance or replace any such indebtedness, debt securities, guarantees, loans or advances in existence on the date of this Agreement, provided that such refinancing or replacement does not impair or delay the consummation of the Merger).

      (h) Tax-Free Qualification. Conexant shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "reorganization" under Section 368(a) of the Code.

      (i) Compensation. Except (x) as set forth in Section 4.2(c), (y) as required by Applicable Laws or by the terms of any collective bargaining agreement or other agreement currently in effect between Conexant or any of its Subsidiaries and any executive officer or employee thereof or (z) in the ordinary course of business consistent with past practice, Conexant shall not increase the amount of compensation or employee benefits of any director, officer or employee of Conexant or any of its Subsidiaries, pay any pension, retirement, savings or profit-sharing allowance to any employee that is not required by any existing plan or agreement, enter into any Contract with any of its employees regarding his or her employment, compensation or benefits, increase or commit to increase any employee benefits, issue any additional Conexant Stock Options, adopt or amend or make any commitment to adopt or amend any Conexant Plan or make any contribution, other than regularly scheduled contributions, to any Conexant Plan. Conexant shall not accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation, except as required by Applicable Laws, by the terms of the plan or agreement under which such option or other stock-based compensation was granted or in the ordinary course of business consistent with past practice or in accordance with this Agreement, and any option committed to be granted or granted after the date hereof shall not accelerate as a result of the approval or consummation of any transaction contemplated by this Agreement.

      (j) Accounting Methods; Income Tax Elections. Except as disclosed in Conexant Filed SEC Reports, or as required by a Governmental Entity, Conexant shall not, and shall not permit any of its Subsidiaries to, change its methods of accounting in effect at September 30, 2002, except as required by changes in GAAP as concurred in by Conexant's independent public accountants. Conexant shall not, and shall not permit any of its Subsidiaries to, (i) change its fiscal year or (ii) make any material Tax election or settle or compromise any material income Tax liability, other than in the ordinary course of business consistent with past practice.

      (k) Certain Agreements and Arrangements. Conexant shall not, and shall not permit any of its Subsidiaries to, enter into any Contracts that limit or otherwise restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, limit or restrict Conexant or any of its Subsidiaries or any of their respective affiliates or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreements or arrangements, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, after giving effect to the Merger.

      (l) Conexant Rights Agreement. Other than in connection with the Merger, Conexant shall not amend, modify or waive any provision of the Conexant Rights Agreement and shall not take any action to redeem the Conexant Rights or render the Conexant Rights inapplicable to any transaction.

      (m) Litigation. Conexant shall not, and shall not permit any of its Subsidiaries to, settle or compromise any threatened or pending Actions for an amount in excess of $5 million in the aggregate or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any threatened or pending Actions, except for such consent decrees, injunctions, restraints or equitable relief which would not, individually or in the aggregate, have a Material Adverse Effect on Conexant and its Subsidiaries.

      (n) No Concentric Sub Business Activities. Concentric Sub will not conduct any activities other than in connection with the organization of Concentric Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

      (o) No Related Actions. Conexant will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing actions.

            SECTION 4.3 Governmental Filings. Each of Conexant and Concentric Sub, on the one hand, and GlobespanVirata, on the other hand, shall (a) confer on a regular and frequent basis with the other and (b) report to the other (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) on operational matters. Each party shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by Applicable Laws or any applicable confidentiality agreement) deliver to the other parties copies of all such reports, announcements and publications promptly after the same are filed.

            SECTION 4.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Conexant, directly or indirectly, the right to control or direct GlobespanVirata's operations prior to the Effective Time. Nothing contained in this Agreement shall give GlobespanVirata, directly or indirectly, the right to control or direct the operations of Conexant prior to the Effective Time. Prior to the Effective Time, each of Conexant and GlobespanVirata shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

                                   ARTICLE V

                              ADDITIONAL AGREEMENTS

            SECTION 5.1 Preparation of Proxy Statement; Stockholders Meetings.

            (a) As promptly as reasonably practicable following the date hereof, Conexant and GlobespanVirata shall prepare and file with the SEC mutually acceptable proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and Conexant shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of Conexant Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as Conexant's prospectus. Each of Conexant and GlobespanVirata shall use reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Conexant and GlobespanVirata shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus or the Form S-4 received from the SEC. The parties shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both Conexant and GlobespanVirata, which approval shall not be unreasonably withheld or delayed; provided that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations; and provided, further, that Conexant, in connection with a Change in the Conexant Recommendation, and GlobespanVirata, in connection with a Change in the GlobespanVirata Recommendation (each of a Change in the Conexant Recommendation and a Change in the GlobespanVirata Recommendation being hereinafter sometimes referred to as a "Change"), may amend or supplement the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a Change, and in such event, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, and shall be subject to the right of each party to have its Board of Directors' deliberations and conclusions accurately described. Conexant will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Conexant's stockholders, and GlobespanVirata will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to GlobespanVirata's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Conexant shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Conexant Common Stock in the Merger and GlobespanVirata and Conexant shall furnish all information concerning GlobespanVirata and Conexant and the holders of GlobespanVirata Common Stock as may be reasonably requested in connection with any such action. Each of Conexant and GlobespanVirata will advise the other, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order with respect to the Form S-4, the suspension of the qualification of the Conexant Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to Conexant or GlobespanVirata, or any of their respective affiliates, officers or directors, is discovered by Conexant or GlobespanVirata which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by Applicable Laws, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders Conexant and GlobespanVirata.

            (b) GlobespanVirata shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Conexant and GlobespanVirata (the "GlobespanVirata Stockholders Meeting") for the purpose of obtaining the Required GlobespanVirata Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval and adoption of this Agreement and the Merger by the Required GlobespanVirata Vote; and the Board of Directors of GlobespanVirata shall recommend approval and adoption of this Agreement and the Merger by the stockholders of GlobespanVirata to the effect as set forth in Section 3.1(f) (the "GlobespanVirata Recommendation"), and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to Conexant the GlobespanVirata Recommendation or (ii) take any action or make any statement in connection with the GlobespanVirata Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the GlobespanVirata Recommendation"); provided, however, that the Board of Directors of GlobespanVirata may make a Change in the GlobespanVirata Recommendation pursuant to Section 5.8. Notwithstanding any Change in the GlobespanVirata Recommendation, this Agreement shall be submitted to the stockholders of GlobespanVirata at the GlobespanVirata Stockholders Meeting for the purpose of approving and adopting this Agreement and the Merger and nothing contained herein shall be deemed to relieve GlobespanVirata of such obligation.

            (c) Conexant shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders on a date determined in accordance with the mutual agreement of Conexant and GlobespanVirata (the "Conexant Stockholders Meeting") for the purpose of obtaining the Required Conexant Vote with respect to the transactions contemplated by this Agreement and shall take all lawful action to solicit the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the Required Conexant Vote, and the Board of Directors of Conexant shall recommend approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the stockholders of Conexant to the effect as set forth in Section 3.2(f) (the "Conexant Recommendation") and shall not (i) withdraw, modify or qualify (or propose to withdraw, modify or qualify) in any manner adverse to GlobespanVirata the Conexant Recommendation or (ii) take any action or make any statement in connection with the Conexant Stockholders Meeting inconsistent with such recommendation (collectively, a "Change in the Conexant Recommendation"); provided, however, that the Board of Directors of Conexant may make a Change in the Conexant Recommendation pursuant to Section 5.8. Notwithstanding any Change in the Conexant Recommendation, the issuance of Conexant Common Stock in the Merger pursuant to this Agreement shall be submitted to the stockholders of Conexant at the Conexant Stockholders Meeting for the purpose of approving the issuance of Conexant Common Stock in the Merger pursuant to this Agreement and nothing contained herein shall be deemed to relieve Conexant of such obligation.

            SECTION 5.2 Conexant Board of Directors and Management.

            (a) Conexant shall take all requisite action such that, immediately following the Effective Time, its Board of Directors shall consist of twelve directors, seven of whom shall be designated by Conexant prior to the Effective Time (one of whom shall be Dwight W. Decker) and five of whom shall be designated by GlobespanVirata prior to the Effective Time (one of whom shall be Armando Geday). Of the five directors designated by GlobespanVirata, two shall be members of Class I, one shall be a member of Class II and two shall be members of Class III of the Conexant Board of Directors. The By-laws of Conexant shall be amended as of the Effective Time to provide that (i) if a director designated by Conexant resigns, dies or is removed during the period beginning at the Effective Time and ending on the expiration of the current term of the class of which such director is a member (such period for each such director, the "Transition Period"), such director shall be replaced by the remaining Conexant designees (or their successors) (the "Conexant Directors"), (ii) if a director designated by GlobespanVirata resigns, dies or is removed during the Transition Period such director shall be replaced by the remaining GlobespanVirata designees (or their successors) (the "GlobespanVirata Directors"), (iii) if the Conexant Directors or the GlobespanVirata Directors are entitled to designate a successor for a director who resigns, dies or is removed, the Conexant Directors or the GlobespanVirata Directors shall also be entitled to designate a successor for such director to serve on any of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board on which such director served and (iv) for a period of two years after the Effective Time of the Merger, the affirmative vote of at least 75% of the whole Board of Directors of Conexant (without taking into account any vacancies) shall be required (A) to change the number of directors comprising the whole Board of Directors of Conexant, (B) to change the number of directors comprising each of the Audit Committee, the Compensation and Management Development Committee and the Governance and Board Composition Committee of the Board, (C) to remove Dwight W. Decker, Armando Geday or F. Matthew Rhodes from their respective positions of Non-Executive Chairman of the Board, Chief Executive Officer and President or
(D) to amend the foregoing provisions of the Conexant By-Laws.

            (b) Conexant shall take all requisite action such that, immediately following the Effective Time, (i) Dwight W. Decker shall be appointed to serve, at the discretion of the Board of Directors, as the Non-Executive Chairman of the Board of Conexant, and (ii) Armando Geday shall be appointed as the Chief Executive Officer of Conexant, F. Matthew Rhodes shall be appointed as the President of Conexant, and such other individuals as Conexant and GlobespanVirata shall otherwise agree prior to the Effective Time shall be appointed as officers of Conexant, such officers to hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

            (c) Conexant shall take all requisite action such that, immediately following the Effective Time, (i) the Audit Committee of the Board of Directors of Conexant shall be comprised of two members designated prior to the Effective Time by Conexant and two directors (one of whom shall be the chairperson) designated prior to the Effective Time by GlobespanVirata, (ii) the Compensation and Management Development Committee of the Board of Directors of Conexant shall be comprised of two directors (one of whom shall be the chairperson) designated prior to the Effective Time by Conexant and two directors designated prior to the Effective Time by GlobespanVirata and (iii) the Governance and Board Composition Committee of the Board of Directors of Conexant shall be comprised of four directors (one of whom shall be the chairperson) designated prior to the Effective Time by Conexant and four directors designated prior to the Effective Time by GlobespanVirata. Each of the foregoing committees shall act by a majority vote of the whole committee (without taking into account any vacancies). Each member of the foregoing committees of the Board shall meet applicable independence and other requirements of any Applicable Laws and the rules of Nasdaq.

            SECTION 5.3 Headquarters. Following the Effective Time, the headquarters for Conexant shall be located in Red Bank, New Jersey.

            SECTION 5.4 Employment Agreements. Prior to the Effective Time, Conexant will offer to enter into employment agreements, to be effective as of the Effective Time, with (i) each of the individuals listed in Exhibit A, such employment agreements to be on substantially the terms set forth in the respective term sheets included in the Schedules to Exhibit A and (ii) such other individuals, and on such terms, as Conexant and GlobespanVirata shall agree.

            SECTION 5.5 Fiscal Year. It is the intention of Conexant and GlobespanVirata that the fiscal year of Conexant will end on the Friday closest to September 30 of each year.

            SECTION 5.6 Access to Information.

            (a) Upon reasonable notice, each of Conexant and GlobespanVirata shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other reasonable access during normal business hours, during the period prior to the Effective Time, to all its books, records, properties, plants and personnel and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under Applicable Laws), and (ii) all other information concerning it and its business, properties and personnel as such other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that (A) any Applicable Laws or Contract requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information or (B) the information is subject to confidentiality obligations to a third party. The parties will hold any such information obtained pursuant to this Section 5.6(a) in confidence in accordance with, and will otherwise be subject to, the provisions of the non-disclosure agreement dated October 16, 2003 between Conexant and GlobespanVirata (as it may be amended or supplemented, the "Confidentiality Agreement"). Any investigation by either Conexant or GlobespanVirata shall not affect the representations and warranties of the other or the conditions to the respective obligations of the parties to consummate the Merger.

            (b) Notwithstanding anything to the contrary set forth herein or in any other agreement between the parties, the obligations of confidentiality contained herein, as they relate to the transactions contemplated by this Agreement or in any other agreement between the parties, shall not apply to the federal tax structure or federal tax treatment of such transactions, and each party (and any employee, representative or agent of any party) may disclose to any and all Persons, without limitation of any kind, the federal tax structure and federal tax treatment of each of such transactions and all materials of any kind (including opinions and analyses) that are provided to the parties relating to such federal tax treatment or federal tax structure. The preceding sentence is intended to cause such transactions not to be treated as having been offered under conditions of confidentiality for purposes of Treasury Reg. Section 1.6011-4(b)(3) (or any successor provision), and shall be construed in a manner consistent with such purpose. In addition, each party acknowledges that it has no proprietary or exclusive rights to the tax structure or tax treatment of the transactions contemplated by this Agreement or any tax matter or tax idea related to such transactions.

            SECTION 5.7 Reasonable Best Efforts.

            (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing or causing to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions and filings and to obtain as promptly as practicable all GlobespanVirata Necessary Consents and Conexant Necessary Consents and all other consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement (collectively, the "Required Approvals") and (ii) taking all reasonable steps as may be necessary to obtain all Required Approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof, (ii) appropriate filings, if any are required, with any foreign regulatory authorities in accordance with applicable competition, merger control, antitrust, investment or similar Applicable Laws, and (iii) all other necessary filings with other Governmental Entities relating to the Merger, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to such Applicable Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of the Required Approvals under such other Applicable Laws or from such authorities as soon as practicable and to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity or any private party with respect to this Agreement so as to make effective as promptly as practicable the transactions contemplated hereby and avoid any administrative, judicial or other action or proceeding, including any action or proceeding by a private party, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. The reasonable best efforts involved in the preceding sentence shall include (i) defending through litigation on the merits, including appeals, any claim asserted in any such action or proceeding, (ii) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Conexant (including its Subsidiaries) or GlobespanVirata (including its Subsidiaries), including entering into customary ancillary agreements on commercially reasonable terms relating to any such sale, divestiture or disposition of such assets or businesses, (iii) agreeing to any limitation on the conduct of

Conexant (including its Subsidiaries) or GlobespanVirata (including its Subsidiaries), or (iv) agreeing to take any other action as may be necessary or required by a Governmental Entity or otherwise in order (x) to obtain all necessary consents, approvals and authorizations as soon as reasonably possible,
(y) to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding, or (z) to effect the expiration or termination of any waiting period, which would otherwise have the effect of preventing or delaying the Closing beyond the Termination Date. At the request of one party, the other party shall agree to take any action in the two preceding sentences, provided that any such action may be conditioned upon the consummation of the transactions contemplated hereby.

            (b) Each of Conexant and GlobespanVirata shall, in connection with the efforts referenced in Section 5.7(a) to obtain all Required Approvals, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ"), the Federal Trade Commission (the "FTC") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences.

            (c) In furtherance and not in limitation of the covenants of the parties contained in Section 5.7(a) and Section 5.7(b), if any administrative, judicial or other action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Applicable Laws, or if any statute, rule, regulation, executive order, decree, injunction or administrative order is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prohibit or materially impair or delay the consummation of the Merger or the other transactions contemplated hereby, each of Conexant and GlobespanVirata shall cooperate in all respects with each other to avoid, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or the other transactions contemplated by this Agreement

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

and to have such statute, rule, regulation, executive order, decree, injunction or administrative order repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section
5.7 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has complied with its obligations under this Section 5.7.

            (d) Each of Conexant and GlobespanVirata and shall cooperate with each other in obtaining opinions of Chadbourne & Parke LLP, counsel to Conexant, and Ropes & Gray LLP, counsel to GlobespanVirata, to satisfy the conditions set forth in Section 6.3(c) and Section 6.2(c). In connection therewith, each of Conexant and GlobespanVirata shall deliver to such counsel customary representation letters in form and substance reasonably satisfactory to such counsel.

            SECTION 5.8 Acquisition Proposals.

            (a) Without limiting any party's other obligations under this Agreement (including under Article IV hereof), each of GlobespanVirata and Conexant agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal, (ii) have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal or (iv) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement or propose publicly or agree to do any of the foregoing related to any Acquisition Proposal.

            (b) For purposes of this Agreement, "Acquisition Proposal" means (i) with respect to GlobespanVirata, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of GlobespanVirata and its Subsidiaries that constitutes 30% or more of the net revenues, net income or assets of GlobespanVirata and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving GlobespanVirata or any of its Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC), or (C) any purchase

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

or sale of, or tender or exchange offer for, the equity securities of GlobespanVirata that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 30% or more of the total voting power of GlobespanVirata (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by Conexant or an affiliate thereof), and (ii) with respect to Conexant, any inquiry, proposal or offer from any Person with respect to (A) any purchase or sale of a business or asset of Conexant and its Subsidiaries that constitutes 30% or more of the net revenues, net income or assets of Conexant and its Subsidiaries, taken as a whole, (B) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Conexant or any of its Significant Subsidiaries or (C) any purchase or sale of, or tender or exchange offer for, the equity securities of Conexant that, if consummated, would result in any Person (or the stockholders of such Person) beneficially owning securities representing 30% or more of the total voting power of Conexant (or of the surviving parent entity in such transaction) or any of its Significant Subsidiaries, including any single or multi-step transaction or series of related transactions (other than a proposal or offer made by GlobespanVirata or an affiliate thereof).

            (c) Notwithstanding anything in this Agreement to the contrary, each of GlobespanVirata and Conexant or its respective Board of Directors shall be permitted to (i) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) effect a Change in the GlobespanVirata Recommendation or a Change in the Conexant Recommendation, as the case may be, or (iii) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person in order to be informed with respect thereto in order to make any determination permitted in clause (ii), if and only to the extent that, in any such case referred to in clause (ii) or (iii), (A) its Stockholders Meeting shall not have occurred, (B) (x) in the case of clause (ii) above, it has received an unsolicited bona fide written Acquisition Proposal (for purposes of this clause
(B), references to 30% in the definition of "Acquisition Proposal" shall be deemed to be references to 50%) from a third party and its Board of Directors concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal and (y) in the case of clause (iii) above, its Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal would constitute a Superior Proposal, (C) its Board of Directors, after consultation with outside counsel, determines in good faith that it is required to take such action in the exercise of its fiduciary duties to stockholders under Applicable Laws, (D) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of Directors receives from such

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

Person an executed confidentiality agreement having provisions that are at least as restrictive to such Person as the comparable provisions contained in the Confidentiality Agreement and (E) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, it notifies the other parties promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and furnishes to the other parties a copy of any such written inquiry, proposal or offer. Each of GlobespanVirata and Conexant agrees that it will promptly keep each other informed of the status and terms of any such inquiries, proposals or offers and the status and terms of any such discussions or negotiations. Each of GlobespanVirata and Conexant agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any Persons conducted heretofore with respect to any Acquisition Proposal, and request the return or destruction of all non-public information furnished in connection therewith. Each of GlobespanVirata and Conexant agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.8. Nothing in this Section 5.8 shall (x) permit GlobespanVirata or Conexant to terminate this Agreement (except as specifically provided in Article VII) or (y) affect any other obligation of GlobespanVirata or Conexant under this Agreement. Neither GlobespanVirata nor Conexant shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger.

            (d) For purposes of this Agreement, "Superior Proposal" means with respect to GlobespanVirata or Conexant, as the case may be, a bona fide written proposal made by a Person other than either such party which is (i) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving such party as a result of which the other Person thereto or its stockholders will own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (ii) is not subject to any financing contingency or due diligence condition and is otherwise on terms which the Board of Directors of such party in good faith concludes (following receipt of the advice of its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (x) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (y) is reasonably capable of being completed.

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            SECTION 5.9 Employee Benefits Matters.

            (a) Continuation and Comparability of Benefits. From and after the Effective Time, the Conexant Plans and the GlobespanVirata Plans in effect at the Effective Time shall remain in effect with respect to employees and former employees of Conexant and its Subsidiaries and employees and former employees of GlobespanVirata and its Subsidiaries covered by such plans at the Effective Time (whether or not such covered employees have then satisfied waiting periods or other preconditions to participation under such plans) (collectively, the "Continuing Employees"), until such time as Conexant shall determine, subject to Applicable Laws and the terms of such plans. Prior to the Closing Date, Conexant and GlobespanVirata shall cooperate in reviewing, evaluating and analyzing the Conexant Plans and the GlobespanVirata Plans with a view towards developing appropriate new benefit plans for Continuing Employees. It is the intention of Conexant and GlobespanVirata, to the extent permitted by Applicable Laws, to develop new benefit plans, as soon as reasonably practicable after the Effective Time, which, among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors and
(ii) do not discriminate between Continuing Employees who were covered by Conexant Plans, on the one hand, and those covered by GlobespanVirata Plans, on the other, at the Effective Time. Nothing in this Section 5.9 shall be interpreted as preventing Conexant or the Surviving Corporation from amending, modifying or terminating any Conexant Plan or GlobespanVirata Plan or other contract, arrangement, commitment or understanding, in accordance with its terms and Applicable Laws.

            (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any employee benefit plans in which any Continuing Employees who were employees of Conexant or GlobespanVirata (or their Subsidiaries) prior to the Effective Time first become eligible to participate on or after the Effective Time, and in which the Continuing Employees did not participate prior to the Effective Time (the "Post-Closing Plans"), Conexant shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their eligible dependents under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time, except to the extent such pre-existing conditions, exclusions or waiting periods under the analogous pre-Effective Time employee benefit plan had not been satisfied or completed as of the Effective Time; (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous pre-Effective Time employee benefit plan in satisfying any applicable deductible or out-of-pocket requirements under any Post-Closing Plans in which such employees may be eligible to participate after the Effective Time; and (iii) recognize all service of the Continuing Employees with Conexant and GlobespanVirata, and their respective affiliates, for all purposes (including, without limitation, purposes of eligibility

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

to participate, vesting credit, entitlement to benefits, and, except with respect to defined benefit pension plans, benefit accrual) in any Post-Closing Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Conexant Plan; provided that the foregoing shall not apply to the extent it would result in duplication of benefits.

            (c) ESPP. Prior to the Closing Date, Conexant and GlobespanVirata will cooperate in developing a mutually agreeable plan for transitioning the Continuing Employees from participation in the GlobespanVirata ESPP to participation in the Conexant ESPP with a view to preserving, to the extent practicable, certain mutually agreed benefits of Continuing Employees under the GlobespanVirata ESPP and including Continuing Employees in the Conexant ESPP as soon as practicable after termination of the GlobespanVirata ESPP.

            SECTION 5.10 Fees and Expenses. Subject to Section 7.2(d), whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except Expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus, which shall be shared equally by GlobespanVirata and Conexant. As used in this Agreement, "Expenses" means all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, filing, printing and mailing of the Form S-4 and the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

            SECTION 5.11 Directors' and Officers' Indemnification and Insurance. Conexant shall (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of GlobespanVirata and its Subsidiaries (in all of their capacities as such), to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by GlobespanVirata pursuant to GlobespanVirata's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any such directors, officers and employees of GlobespanVirata and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by

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GlobespanVirata (provided that Conexant may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall Conexant be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by GlobespanVirata for such insurance; and, provided, further, that if the annual premiums for such insurance coverage exceed such amount, Conexant shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            SECTION 5.12 Public Announcements. GlobespanVirata and Conexant each shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and
(ii) unless otherwise required by Applicable Laws or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

            SECTION 5.13 Accounting Matters.

            (a) GlobespanVirata shall use reasonable best efforts to cause to be delivered to Conexant two letters from GlobespanVirata's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to GlobespanVirata and Conexant, in form and substance reasonably satisfactory to Conexant and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            (b) Conexant shall use reasonable best efforts to cause to be delivered to GlobespanVirata two letters from Conexant's independent public accountants, one dated approximately the date on which the Form S-4 shall become effective and one dated the Closing Date, addressed to Conexant and GlobespanVirata, in form and substance reasonably satisfactory to GlobespanVirata and reasonably customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

            SECTION 5.14 Listing of Shares of Conexant Common Stock. Conexant shall use reasonable best efforts to cause the shares of Conexant Common Stock to be issued in the Merger and the shares of Conexant Common Stock to be reserved for issuance upon exercise of the GlobespanVirata Stock Options that are

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converted into options to acquire Conexant Common Stock to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Closing Date.

            SECTION 5.15 Affiliates. Not less than 45 days prior to the Effective Time, GlobespanVirata shall deliver to Conexant a letter identifying all persons who, in the judgment of GlobespanVirata, may be deemed at the time this Agreement is submitted for approval by the stockholders of GlobespanVirata, "affiliates" of GlobespanVirata for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. GlobespanVirata shall use reasonable best efforts to cause each person identified on such list to deliver to Conexant not less than 20 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit B hereto (an "Affiliate Agreement").

            SECTION 5.16 Section 16 Matters. Prior to the Effective Time, Conexant and GlobespanVirata shall take all such steps as may be required to cause any dispositions of GlobespanVirata Common Stock (including derivative securities with respect to GlobespanVirata Common Stock) or acquisitions of Conexant Common Stock (including derivative securities with respect to Conexant Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to GlobespanVirata or Conexant to be exempt under Rule 16b-3 promulgated under the Exchange Act.

            SECTION 5.17 Takeover Statutes. If any "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute or regulation shall become applicable to the transactions contemplated hereby, each of Conexant and GlobespanVirata and their respective Boards of Directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

            SECTION 5.18 Advice of Changes. Each of Conexant and GlobespanVirata shall as promptly as reasonably practicable after becoming aware thereof advise the other of (a) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (c) any change or event (i) having, or which, insofar as can

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

reasonably be foreseen, would have, in the case of GlobespanVirata, a Material Adverse Effect on GlobespanVirata and its Subsidiaries, and, in the case of Conexant, a Material Adverse Effect on Conexant and its Subsidiaries, or (ii) which has resulted, or which, insofar as can reasonably be foreseen, would result, in any of the conditions set forth in Article VI not being satisfied; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

            SECTION 5.19 Shareholders Agreements. Concurrently with the execution and delivery of this Agreement, (a) each of the directors and executive officers of GlobespanVirata shall execute and deliver a Shareholders Agreement, substantially in the form attached as Exhibit C hereto, and (b) each of the directors and executive officers of Conexant shall execute and deliver a Shareholders Agreement, substantially in the form attached as Exhibit D hereto.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

            SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

            (a) Stockholder Approval. (i) Conexant shall have obtained the Required Conexant Vote in connection with the approval of the issuance of Conexant Common Stock in the Merger pursuant to this Agreement by the stockholders of Conexant and (ii) GlobespanVirata shall have obtained the Required GlobespanVirata Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of GlobespanVirata.

            (b) No Injunctions or Restraints, Illegality. No Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction (an "Injunction") shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

            (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction shall be pending.

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            (d) HSR Act. The waiting period (and any extension thereof)
applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

            (e) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(d)), all consents, approvals, orders or authorizations of, actions of, filings and registrations with and notices to any Governmental Entity (i) set forth in Section 6.1(e) of the GlobespanVirata Disclosure Schedule or Section 6.1(e) of the Conexant Disclosure Schedule or (ii) required of GlobespanVirata, Conexant or any of their Subsidiaries to consummate the Merger and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries, taken together after giving effect to the Merger, shall have been obtained and shall be in full force and effect.

            (f) Nasdaq Listing. The shares of Conexant Common Stock to be issued in the Merger and to be reserved for issuance in connection with the Merger shall have been approved for listing on the Nasdaq National Market System, subject to official notice of issuance.

            (g) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall then be in effect and no proceedings for that purpose shall be pending before or threatened by the SEC.

            SECTION 6.2 Additional Conditions to Obligations of GlobespanVirata. The obligation of GlobespanVirata to effect the Merger is subject to the satisfaction or waiver by GlobespanVirata prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of Conexant and Concentric Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to Knowledge, materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Conexant and its Subsidiaries; and GlobespanVirata shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.


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

            (b) Performance of Obligations of Conexant and Concentric Sub. Each of Conexant and Concentric Sub shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and GlobespanVirata shall have received a certificate of Conexant executed by an executive officer of Conexant to such effect.

            (c) Tax Opinion. GlobespanVirata shall have received an opinion from Ropes & Gray LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368(a) of the Code.

            (d) Conexant Rights Agreement. (i) No Distribution Date (as defined in the Conexant Rights Agreement) shall have occurred pursuant to the Conexant Rights Agreement unless all Conexant Rights have thereafter been redeemed and
(ii) no Shares Acquisition Date (as defined in the Conexant Rights Agreement) shall have occurred pursuant to the Conexant Rights Agreement.

            SECTION 6.3 Additional Conditions to Obligations of Conexant. The obligation of Conexant to effect the Merger is subject to the satisfaction or waiver by Conexant prior to the Effective Time of the following additional conditions:

            (a) Representations and Warranties. Each of the representations and warranties of GlobespanVirata set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to Knowledge, materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties speak as of another date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GlobespanVirata and its Subsidiaries; and Conexant shall have received a certificate of GlobespanVirata executed by an executive officer of GlobespanVirata to such effect.

            (b) Performance of Obligations of GlobespanVirata. GlobespanVirata shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality or Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and


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

Conexant shall have received a certificate of GlobespanVirata executed by an executive officer of GlobespanVirata to such effect.

            (c) Tax Opinion. Conexant shall have received an opinion from Chadbourne & Parke LLP, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will constitute a reorganization under Section 368(a) of the Code.

            (d) GlobespanVirata Rights Agreement. (i) No Distribution Date (as defined in the GlobespanVirata Rights Agreement) shall have occurred pursuant to the GlobespanVirata Rights Agreement unless all GlobespanVirata Rights have thereafter been redeemed and (ii) no 15% Ownership Date (as defined in the GlobespanVirata Rights Agreement) shall have occurred pursuant to the GlobespanVirata Rights Agreement.

                                  ARTICLE VII

                            TERMINATION AND AMENDMENT

            SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Conexant or GlobespanVirata:

            (a) by mutual written consent of Conexant and GlobespanVirata;

            (b) by either Conexant or GlobespanVirata if the Effective Time shall not have occurred on or before December 31, 2004 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party's obligations set forth in Section 5.7) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

            (c) by either Conexant or GlobespanVirata if any Governmental Entity
(i) shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.7) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an


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

order, decree or ruling, or to take any other action, necessary to fulfill any conditions set forth in subsections 6.1(d) and (e), and the failure to issue such order, decree or ruling or take such action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.7 has been the cause of, or resulted in, such action or inaction;

            (d) by either Conexant or GlobespanVirata if (i) the approval by the stockholders of Conexant required for the issuance of Conexant Common Stock in the Merger shall not have been obtained by reason of the failure to obtain the Required Conexant Vote or (ii) the approval by the stockholders of GlobespanVirata required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required GlobespanVirata Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of Conexant or GlobespanVirata, as the case may be, or at any adjournment thereof;

            (e) by Conexant, if (i) GlobespanVirata's Board of Directors shall have (A) failed to make the GlobespanVirata Recommendation, (B) withdrawn the GlobespanVirata Recommendation or (C) modified or qualified, in any manner adverse to Conexant, the GlobespanVirata Recommendation without also simultaneously reaffirming the GlobespanVirata Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof, or (ii) GlobespanVirata shall have breached its obligations under this Agreement by reason of a failure to call the GlobespanVirata Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

            (f) by GlobespanVirata, if (i) Conexant's Board of Directors shall have (A) failed to make the Conexant Recommendation, (B) withdrawn the Conexant Recommendation or (C) modified or qualified, in any manner adverse to GlobespanVirata, the Conexant Recommendation without also simultaneously reaffirming the Conexant Recommendation (or resolved or proposed to take any such action referred to in clause (A), (B) or (C)), in each case whether or not permitted by the terms hereof or (ii) Conexant shall have breached its obligations under this Agreement by reason of a failure to call the Conexant Stockholders Meeting in accordance with Section 5.1(c) or a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a);

            (g) by Conexant, if GlobespanVirata shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) are not capable of being satisfied on or before the Termination Date;


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

            (h) by GlobespanVirata, if either Conexant or Concentric Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) are not capable of being satisfied on or before the Termination Date;

            (i) by GlobespanVirata, if a Shares Acquisition Date (as defined in the Conexant Rights Agreement) shall have occurred pursuant to the Conexant Rights Agreement; or

            (j) by Conexant, if a 15% Ownership Date (as defined in the GlobespanVirata Rights Agreement) shall have occurred pursuant to the GlobespanVirata Rights Agreement.

            SECTION 7.2 Effect of Termination.

            (a) In the event of termination of this Agreement by either Conexant or GlobespanVirata as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of GlobespanVirata, Conexant or Concentric Sub or their respective officers or directors under this Agreement, except that (i) the provisions of Section 3.1(m), Section 3.2(m), the second sentence of Section 5.6(a), Section 5.10, this Section 7.2 and Article VIII shall survive such termination, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of GlobespanVirata, Conexant or Concentric Sub shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

            (b) If:

                  (i) (A) (x) either Conexant or GlobespanVirata shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of GlobespanVirata's stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the GlobespanVirata Stockholder Meeting having occurred or (y) Conexant shall terminate this Agreement pursuant to Section 7.1(g) as a result of any intentional breach or failure to perform by GlobespanVirata (unless covered by clause (ii) below), and

                  (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to GlobespanVirata shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of GlobespanVirata and

                  (C) within twelve months of such termination GlobespanVirata or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(b)(i)(C) the references in the definition of Acquisition Proposal to 30% shall be to 50%) or

                  (ii) Conexant shall terminate this Agreement
            pursuant to Section 7.1(e) or Section 7.1(j);

            then GlobespanVirata shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date GlobespanVirata or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay Conexant an amount equal to $35 million, by wire transfer of immediately available funds.

            (c) If:

                  (i) (A) (x) either Conexant or GlobespanVirata shall terminate this Agreement pursuant to Section 7.1(d) (provided that the basis for such termination is the failure of Conexant's stockholders to approve the transactions contemplated hereby) or pursuant to Section 7.1(b) without the Conexant Stockholders Meeting having occurred or
            (y) GlobespanVirata shall terminate this Agreement pursuant to
            Section 7.1(h) as a result of any intentional breach or failure to perform by Conexant or Concentric Sub (unless covered by clause (ii) below), and

                  (B) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Conexant shall have been publicly announced or otherwise communicated to the senior management, Board of Directors or stockholders of Conexant and

                  (C) within twelve months of such termination Conexant or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal (provided that for purposes of this Section 7.2(c)(i)(C) the references in the definition of Acquisition Proposal to 30% shall be to 50%) or

                  (ii) GlobespanVirata shall terminate this Agreement pursuant to Section 7.1(f) or Section 7.1(i);


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

            then Conexant shall promptly, but in no event later than one Business Day after the date of such termination (or in the case of clause (i), if later, the date Conexant or its Subsidiary enters into such agreement with respect to or consummates such Acquisition Proposal), pay GlobespanVirata an amount equal to $35 million, by wire transfer of immediately available funds.

            (d) The parties acknowledge that the agreements contained in this
Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement; accordingly, if either party fails promptly to pay any amount due pursuant to this Section 7.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against such party for the fee set forth in this Section 7.2, such party shall pay to the other party its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee from the date such payment is required to be made until the date such payment is actually made at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. The parties agree that any remedy or amount payable pursuant to this Section 7.2 shall not preclude any other remedy or amount payable hereunder, and shall not be an exclusive remedy, for any willful breach of any provision of this Agreement.

            SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Conexant and GlobespanVirata, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            SECTION 7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


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

                                  ARTICLE VIII

                               GENERAL PROVISIONS

            SECTION 8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

            SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

            (a)   if to Conexant or Concentric Sub to

                  Conexant Systems, Inc.
                  4000 MacArthur Boulevard, West Tower
                  Newport Beach, CA  92660
                  Fax:  (949) 483-9475
                  Attention:  Dennis E. O'Reilly, Senior Vice President, General
                              Counsel and Secretary

            with a copy to

                  Chadbourne & Parke LLP
                  30 Rockefeller Plaza
                  New York, New York 10112
                  Fax: (212) 541-5369
                  Attention:  Peter R. Kolyer, Esq.


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

            (b)   if to GlobespanVirata to

                  GlobespanVirata, Inc.
                  100 Schulz Drive
                  Red Bank, NJ  07701
                  Fax:  (732) 345-7556
                  Attention:  Armando Geday, Chief Executive Officer

            with a copy to

                  Ropes & Gray LLP
                  45 Rockefeller Plaza
                  New York, New York  10111
                  Fax:  (212) 841-5725
                  Attention:  Jonathan P. Cramer, Esq.

            SECTION 8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

            SECTION 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

            SECTION 8.5 Entire Agreement; No Third Party Beneficiaries.

            (a) This Agreement, the Confidentiality Agreement and the exhibits and schedules hereto and the other agreements and instruments of the parties delivered in connection herewith constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.


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

            (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.11 (which is intended to be for the benefit of the Persons covered thereby).

            SECTION 8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

            SECTION 8.7 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

            SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            SECTION 8.9 Submission to Jurisdiction; Waivers. Each of GlobespanVirata, Conexant and Concentric Sub irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of GlobespanVirata, Conexant and Concentric Sub hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of GlobespanVirata, Conexant and Concentric Sub hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is


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

exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

            SECTION 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

            SECTION 8.11 Definitions. As used in this Agreement:

            (a) "affiliate" means (except as specifically otherwise defined), as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

            (b) "Applicable Laws" means all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered, by any Governmental Entity.

            (c) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

            (d) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

            (e) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

            (f) "Conexant ESPP" means, collectively, the Conexant Non-Qualified Employee Stock Purchase Plan and the Conexant 2001 Employee Stock Purchase Plan.


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

            (g) A "Conexant Plan" means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of Conexant or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Conexant or any of its Subsidiaries or to which Conexant or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

            (h) "Conexant Stock Plans" means, collectively, the Conexant Systems, Inc. 1998 Stock Option Plan; the Conexant Systems, Inc. 1999 Long-Term Incentives Plan; the Conexant Systems, Inc. 2000 Non-Qualified Stock Plan; the Conexant Systems, Inc. Directors Stock Plan; the Conexant Systems, Inc. 2001 Performance Share Plan; the Istari Design, Inc. 1997 Stock Option Plan; the Microcosm Communications Limited Stock Option Plan; the Maker Communications, Inc. 1996 Stock Incentive Plan; the Maker Communications, Inc. 1999 Stock Incentive Plan; the Applied Telecom, Inc. 2000 Non-Qualified Stock Option Plan; the Philsar Semiconductor Inc. Stock Option Plan; the Sierra Imaging, Inc. 1996 Stock Option Plan; the HotRail, Inc. 1997 Equity Incentive Plan; the HotRail, Inc. 2000 Equity Plan; the NetPlane Systems, Inc. Stock Option Plan; the Novanet Semiconductor Ltd. Employee Shares Option Plan; the HyperXS Communications, Inc. 2000 Stock Option Plan; and any sub-plans thereunder.

            (i) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            (j) "GlobespanVirata Convertible Notes" means GlobespanVirata's 5 1/4% Convertible Subordinated Notes due 2006 issued pursuant to the Indenture dated as of May 11, 2001 between GlobespanVirata and United States Trust Company of New York, as Trustee.

            (k) "GlobespanVirata ESPP" means the GlobespanVirata Employee Stock Purchase Plan.

            (l) A "GlobespanVirata Plan" means any employee benefit plan, program, policy, practice or other arrangement providing benefits to any current or former employee, officer or director of GlobespanVirata or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by GlobespanVirata or any of its Subsidiaries or to which GlobespanVirata or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including any employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not such plan is subject to

ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement.

            (m) "GlobespanVirata Stock Plans" means, collectively, the Globespan Semiconductor, Inc. 1996 Equity Incentive Plan; the Globespan Semiconductor, Inc. 1999 Equity Incentive Plan; the Globespan Semiconductor, Inc. 1999 Directors Stock Plan; the Globespan, Inc. 1999 Supplemental Stock Option Plan; the T.Sqware, Inc. 1997 Option Plan; the T.Sqware, Inc. 1997 Stock Option Sub Plan for French Employees; the GlobespanVirata 2000 Stock Option Sub Plan for French Employees; the Internext Compression, Inc. 1997 Equity Incentive Plan; the iCompression, Inc. 1998 Equity Incentive Plan; the ATecoM, Inc. 1996 Stock Plan; the Ultima Communication, Inc. 1999 Stock Option/Stock Issuance Plan; the Amended and Restated GlobespanVirata, Inc. 1999 Stock Incentive Plan; the Virata Corporation 1999 Non-Employee Director Compensation Plan; the D2 Technologies, Inc. Tandem Stock Option Plan; the Inverness Systems Ltd. Share Option Plan; the Agranat Systems, Inc. 1996 Stock Option Plan; and the Excess Bandwidth 1998 Equity Incentive Plan.

            (n) "Known" or "Knowledge" means, (i) with respect to Conexant, the knowledge of any of Dwight W. Decker, F. Matthew Rhodes, J. Scott Blouin and Dennis E. O'Reilly after reasonable inquiry and (ii) with respect to GlobespanVirata, the knowledge of any of Armando Geday, Robert McMullan, Lawrence J. Ciaccia and Michael Otner after reasonable inquiry.

            (o) "Material Adverse Effect" means, with respect to any entity (or group of entities taken as a whole), any event, change, circumstance or effect that is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity (or, if with respect thereto, of such group of entities taken as a whole), other than any event, change, circumstance or effect (v) resulting from the public announcement or pendency of the transactions contemplated hereby, (w) resulting from any action taken in connection with the transactions contemplated hereby pursuant to the terms of this Agreement, (x) relating to the economy or financial markets in general, (y) relating in general to the industries in which such entity (or group of entities taken as a whole) operates and not specifically relating to such entity (or group of entities taken as a whole) or (z) relating to any action or omission of Conexant, GlobespanVirata or Concentric Sub or any Subsidiary of any of them taken with the express prior written consent of the other parties hereto or (ii) the ability of such entity (or group of entities taken as a whole) to consummate the transactions contemplated by this Agreement. For all purposes of this Agreement, any reference to a Material Adverse Effect on GlobespanVirata and its Subsidiaries shall mean a Material Adverse Effect on GlobespanVirata and its Subsidiaries taken as a whole and any reference to a Material

Adverse Effect on Conexant and its Subsidiaries shall mean a Material Adverse Effect on Conexant and its Subsidiaries taken as a whole.

            (p) A "Multiemployer Plan" means any "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA.

            (q) "Nasdaq" means The Nasdaq Stock Market, Inc.

            (r) "Person" means an individual, corporation, limited liability entity, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act), including any Governmental Entity.

            (s) "Qualifying Amendment" means an amendment or supplement to the Joint Proxy Statement/Prospectus or the Form S-4 (including by incorporation by reference) to the extent it contains (i) a Change, (ii) a statement of the reasons of the Board of Directors of Conexant or GlobespanVirata (as the case may be) for making the Change and (iii) additional information reasonably related to the foregoing.

            (t) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

            (u) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any federal, state, local or foreign net income, gross income, receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, transfer, stamp, or environmental tax, or any other tax, customs, duty or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority.

            (v) "Tax Returns" means any return, report or similar statement (including any attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

            (w) "WLAN Acquisition Agreement" means the Asset Purchase Agreement dated July 15, 2003 between Intersil and GlobespanVirata.


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

            (x) "WLAN Business" means the business of development, production, manufacture, have-manufacture, marketing and/or sale of IEEE802.11, IEEE802.15, IEEE802.16, ultra wide-band wireless networking and IEEE802 legacy wireless local area networking products and services acquired by GlobespanVirata pursuant to the WLAN Acquisition Agreement.

            Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term                                              Section
----                                              -------
Acquisition Proposal                              5.8(b)
Actions                                           3.1(j)
Affiliate Agreement                               5.15
Agreement                                         Preamble
Certificate                                       1.5(b)
Certificate of Merger                             1.3
Change                                            5.1(a)
Change in the Conexant Recommendation             5.1(c)
Change in the GlobespanVirata Recommendation      5.1(b)
Closing                                           1.2
Closing Date                                      1.2
Code                                              1.7(b)
Concentric Sub                                    Preamble
Concentric Sub By-Laws                            1.9
Concentric Sub Certificate                        1.8
Concentric Sub Common Stock                       1.6
Conexant                                          Preamble
Conexant Common Stock                             1.5(a)
Conexant Convertible Notes                        3.2(b)(i)
Conexant Directors                                5.2(a)
Conexant Disclosure Schedule                      3.2
Conexant Filed SEC Reports                        3.2(d)(ii)
Conexant Financial Advisor                        3.2(m)
Conexant Necessary Consents                       3.2(c)(iii)
Conexant Permits                                  3.2(h)(ii)
Conexant Preferred Stock                          3.2(b)(i)
Conexant Recommendation                           5.1(c)
Conexant Rights                                   3.2(b)(i)
Conexant Rights Agreement                         3.2(l)
Conexant SEC Reports                              3.2(d)(i)
Conexant Stock Options                            3.2(b)(i)

Conexant Stockholders Meeting                     5.1(c)
Conexant Voting Debt                              3.2(b)(ii)
Confidentiality Agreement                         5.6(a)
Continuing Employees                              5.9(a)
Contract                                          3.1(c)(ii)
Delaware Secretary                                1.3
DGCL                                              1.1
DOJ                                               5.7(b)
Effective Time                                    1.3
Environmental Laws                                3.1(j)
Environmental Liabilities                         3.1(j)
Excess Shares                                     2.2(e)(ii)
Exchange Act                                      3.1(c)(iii)
Exchange Agent                                    2.1
Exchange Fund                                     2.1
Exchange Ratio                                    1.5(a)
Expenses                                          5.10
Form S-4                                          5.1(a)
FTC                                               5.7(b)
GAAP                                              3.1(d)(i)
GlobespanVirata                                   Preamble
GlobespanVirata Common Stock                      1.5(a)
GlobespanVirata Directors                         5.2(a)
GlobespanVirata Disclosure Schedule               3.1
GlobespanVirata Filed SEC Reports                 3.1(d)(ii)
GlobespanVirata Financial Advisor                 3.1(m)
GlobespanVirata Necessary Consents                3.1(c)(iii)
GlobespanVirata Permits                           3.1(h)(ii)
GlobespanVirata Preferred Stock                   3.1(b)(i)
GlobespanVirata Recommendation                    5.1(b)
GlobespanVirata Rights                            3.1(b)(i)
GlobespanVirata Rights Agreement                  3.1(l)
GlobespanVirata SEC Reports                       3.1(d)(i)
GlobespanVirata Stock Options                     3.1(b)(i)
GlobespanVirata Stockholders Meeting              5.1(b)
GlobespanVirata Voting Debt                       3.1(b)(ii)
GlobespanVirata Warrant                           3.1(b)(i)
Governmental Entity                               3.1(c)(iii)
Hazardous Materials                               3.1(j)
HSR Act                                           3.1(c)(iii)
Intersil                                          3.1(d)(ii)

Injunction                                        6.1(b)
Intellectual Property                             3.1(k)
Jazz Warrant                                      3.2(b)
Joint Proxy Statement/Prospectus                  5.1(a)
Liens                                             3.1(a)(ii)
Merger                                            Recitals
Post-Closing Plans                                5.9(b)
Required Approvals                                5.7(a)
Required Conexant Vote                            3.2(g)
Required GlobespanVirata Vote                     3.1(g)
SEC                                               3.1(a)(ii)
Securities Act                                    2.3
Superior Proposal                                 5.8(d)
Surviving Corporation                             Recitals
Termination Date                                  7.1(b)
Transition Period                                 5.2(a)
Violation                                         3.1(c)(ii)
WLAN Financial Information                        3.1(d)(iii)

            SECTION 8.12 Disclosure Schedule. The mere inclusion of an item in the relevant Disclosure Schedule as an exception to a representation, warranty or covenant shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to Conexant, GlobespanVirata or Concentric Sub, as applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                    CONEXANT SYSTEMS, INC.


                                    By:  /s/  DWIGHT W. DECKER
                                         -------------------------------
                                         Name: Dwight W. Decker
                                         Title:  Chairman and CEO



                                    CONCENTRIC SUB, INC.


                                    By:  /s/  DWIGHT W. DECKER
                                         -------------------------------
                                         Name: Dwight W. Decker
                                         Title:  President



                                    GLOBESPANVIRATA, INC.


                                    By:  /s/  ARMANDO GEDAY
                                         --------------------------------
                                         Name: Armando Geday
                                         Title:  President and
                                                  Chief Executive Officer